Filed pursuant to Rule 424(b)(3)
PROSPECTUS	Registration Nos. 333-220493 and 333-220626

Medical Transcription Billing, Corp.

240,000 Shares of 11% Series A Cumulative Redeemable Perpetual Preferred Stock

$25.00 per Share

Liquidation Preference $25.00 per Share

We are offering 240,000 shares of our 11% Series A Cumulative Redeemable Perpetual Preferred Stock, which we refer to as the Series A Preferred Stock.

Dividends on the Series A Preferred Stock offered hereby are cumulative from the first day of the calendar month in which they are issued, and will be payable on the fifteenth day of each calendar month, when, as and if declared by our board of directors. Dividends will be payable out of amounts legally available therefor at a rate equal to 11% per annum per $25.00 of stated liquidation preference per share, or $2.75 per share of Series A Preferred Stock per year.

Commencing on November 4, 2020, we may redeem, at our option, the Series A Preferred Stock, in whole or in part, at a cash redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but not including, the redemption date. The Series A Preferred Stock has no stated maturity, will not be subject to any sinking fund or other mandatory redemption, and will not be convertible into or exchangeable for any of our other securities.

Holders of the Series A Preferred Stock generally will have no voting rights except for limited voting rights if dividends payable on the outstanding Series A Preferred Stock are in arrears for eighteen or more consecutive or non-consecutive monthly dividend periods.

Our Series A Preferred Stock currently trades on the Nasdaq Capital Market, with the trading symbol “MTBCP.” The last reported sale price of our Series A Preferred Stock on September 25, 2017 was $25.20 per share.

We have retained H.C. Wainwright & Co., LLC, as our exclusive lead placement agent and Boenning & Scattergood, Inc. as co-placement agent to use their reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agents have no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. If we sell all 240,000 shares of Series A Preferred Stock we are offering pursuant to this prospectus, at the offering price of $25.00 per share, we will receive approximately $6.0 million in gross proceeds and approximately $5.3 million in net proceeds, after deducting the placement agent fee and estimated offering expenses payable by us.

This offering may be closed without further notice to you. We have not arranged to place the funds from investors in an escrow, trust or similar account.

Investing in our Series A Preferred Stock involves significant risks. You should carefully consider the risk factors beginning on page 10 of this prospectus and the risk factors incorporated by reference into this prospectus before purchasing any of the Series A Preferred Stock offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$25.00	$6,000,000
Placement agent fees (1)	$2.50	$600,000
Proceeds, before expenses, to MTBC	$22.50	$5,400,000

(1)	See “Plan of Distribution” for a description of the compensation payable to the placement agents; including reimbursable expenses.

The Company expects to deliver the shares against payment in New York, New York on or about September 28, 2017.

CONCURRENT OFFERING

On May 9, 2016, our Registration Statement on Form S-3 (File No. 333-210391) was declared effective under the Securities Act of 1933, as amended, with respect to the primary sale, in one or more offerings, of any combination of our preferred stock and common stock having an aggregate initial offering price of up to $20,000,000. We have sold 138,235 shares of our Series A Preferred Stock and 1,000,000 shares of common stock pursuant to such registration statement, and distributed 5,104 shares of common stock at no charge to clients via our Client Loyalty Program, also pursuant to such registration statement. The resale of such publicly tradable shares of our preferred stock and common stock, or the potential for such sales, could have an adverse effect on the market price of our Series A Preferred Stock.

We are subject to limitations under General Instruction I.B.6 of Form S-3, and due to this limitation we have a restriction on the value of any new securities we can issue under that registration statement as of the date of the filing.

Lead Placement Agent

H.C. Wainwright & Co.

Co-Placement Agent

Boenning & Scattergood, Inc.

The date of this prospectus is September 25, 2017

You should rely only on the information contained or incorporated into this prospectus. Neither we nor the placement agents have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. You should also read this prospectus together with the additional information described under “Where You Can Find More Information” and “Incorporation of Information by Reference.”

Unless the context otherwise requires, we use the terms “MTBC,” “we,” “us,” “the Company” and “our” to refer to Medical Transcription Billing, Corp. and its consolidated subsidiaries.

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Special Note Regarding Forward-Looking Statements

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors” and “Use of Proceeds,” as well as the information we incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2016 and other documents, contain forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements, including without limitation, risks and uncertainties relating to:

●	our ability to manage our growth, including acquiring, partnering with, and effectively integrating acquired businesses into our infrastructure;

●	our ability to comply with covenants contained in our credit agreement, as amended, with our senior secured lender, Opus Bank and other future debt facilities;

●	our ability to retain our clients and revenue levels, including effectively migrating and keeping new clients acquired through business acquisitions and maintaining or growing the revenue levels of our new and existing clients;

●	our ability to attract and retain key officers and employees, including Mahmud Haq and other personnel critical to growing our business and integrating of our newly acquired businesses;

●	our ability to raise capital and obtain and maintain financing on acceptable terms;

●	our ability to compete with other companies developing products and selling services competitive with ours, and who may have greater resources and name recognition than we have;

●	our ability to maintain operations in Pakistan and Sri Lanka in a manner that continues to enable us to offer competitively priced products and services;

●	our ability to keep and increase market acceptance of our products and services;

●	our ability to keep pace with a rapidly changing healthcare industry;

●	our ability to consistently achieve and maintain compliance with a myriad of federal, state, foreign, local, payor and industry requirements, regulations, rules and laws;

●	our ability to protect and enforce intellectual property rights;

●	our ability to maintain and protect the privacy of client and patient information; and

●	our ability to repay the outstanding purchase price we owe for the MediGain acquisition.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the U.S., we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or other investments or strategic transactions we may engage in.

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Prospectus Summary

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 10.

Medical Transcription Billing, Corp., together with its consolidated subsidiaries (the “Company”), is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers. Our integrated Software-as-a-Service (or SaaS) platform is designed to help our clients increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. We employ a highly educated workforce of more than 1,800 people in Pakistan and Sri Lanka, where we believe labor costs are approximately one-half the cost of comparable India-based employees and one-tenth the cost of comparable U.S. employees, thus enabling us to deliver our solutions at competitive prices.

Our flagship offering, PracticePro, empowers healthcare practices with the core software and business services they need to address industry challenges on one unified SaaS platform. We deliver powerful, integrated and easy-to-use ‘big practice solutions’ to small and medium practices, which enable them to efficiently operate their businesses, manage clinical workflows and receive timely payment for their services. PracticePro consists of:

●	Practice management software and related tools, which facilitate the day-to-day operation of a medical practice;
●	Electronic health records (or EHR), which are easy to use, highly ranked, and allow our clients to reduce paperwork and qualify for government incentives;
●	Revenue cycle management (or RCM) services, which include end-to-end medical billing, analytics, and related services; and
●	Mobile Health (or mHealth) solutions, including smartphone applications that assist patients and healthcare providers in the provision of healthcare services.

Adoption of our solutions requires little or no upfront expenditure by a provider. Additionally, our financial performance is linked directly to the financial performance of our clients because the vast majority of our revenues is based on a percentage of our clients’ collections. The standard fee for our complete, integrated, end-to-end solution is among the lowest in the industry.

Our offshore operations in Pakistan and Sri Lanka accounted for approximately 28% of total expenses for the six months ended June 30, 2017. A significant portion of those expenses were personnel-related costs (approximately 79% of expenses for the six months ended June 30, 2017). Personnel-related costs for comparably educated employees are significantly lower in Pakistan and Sri Lanka than in the U.S. and many other offshore locations, therefore our Pakistan and Sri Lanka operations give us a competitive advantage over many industry participants. Most of the medical billing companies that we have acquired use domestic labor or subcontractors from higher cost locations to provide all or a substantial portion of their services. We are able to achieve significant cost reductions as we leverage technology to reduce manual work and strategically transition a portion of the remaining manual tasks to our highly-specialized, cost-efficient team in the U.S., Pakistan and Sri Lanka.

Our principal executive offices are located at 7 Clyde Road, Somerset, New Jersey, 08873, and our main telephone number is (732) 873-5133.

Our Growth Strategy

Our growth strategy involves two primary approaches: acquiring smaller RCM companies and then migrating the clients of those companies to our solutions, as well as growing organically through referrals from industry partners and our clients. The RCM service industry is highly fragmented, with many local and regional RCM companies serving small medical practices. We believe that the industry is ripe for consolidation and that we can achieve significant growth through acquisitions. We further believe that it is becoming increasingly difficult for traditional RCM companies to meet the growing technology and business service needs of healthcare providers without a significant investment in information technology infrastructure.

We believe we will also be able to further accelerate organic growth by partnering with industry participants, utilizing them as channel partners to offer integrated solutions to their clients. We have entered into arrangements with industry participants from which we began to derive revenue starting in mid-2014, including emerging EHR providers and other healthcare vendors that lack a full suite of solutions. We have developed application interfaces with numerous EHR systems, together with device and lab integration.

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MediGain Acquisition

On October 3, 2016, MTBC Acquisition, Corp., our wholly-owned subsidiary (“MAC”), acquired substantially all of the assets of MediGain, LLC, a Texas-based medical billing company, and its subsidiary, Millennium Practice Management Associates, LLC, a New Jersey-based medical billing company (together, “MediGain”).

Prior to MAC’s acquisition of MediGain, MediGain was experiencing client attrition and revenues were declining. We believe that the annualized revenue from MediGain clients in good standing at the time of the acquisition was at least $10 million; however, there can be no assurance that this estimate is accurate or that revenue will not continue to decline. At the time of acquisition, MediGain employed approximately 150 U.S.-based employees, approximately 200 offshore employees in India and Sri Lanka, as well as several hundred employees of India-based subcontractors.

The Company has reduced MediGain’s expenses, through a combination of eliminating third-party subcontractors, reducing personnel expenses by leveraging technology and the Company’s specialized global team, reducing the size and cost of facilities in the U.S., reducing the need for third-party software by leveraging MTBC’s technology platform, and eliminating the need for separate administrative overhead expenses.

The total purchase price for MediGain was $7 million, which was payable to Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company (together, “Prudential”). MTBC made an initial $2 million payment to Prudential at closing, and, pursuant to an amendment to the acquisition documents, the parties agreed that the remaining $5 million would be paid in two installments: $3 million by March 9, 2017 and $2 million by May 15, 2017. Commencing January 3, 2017, interest began to accrue on the $2 million portion of the remaining purchase price at a rate of 18% until paid in full; however, our agreement with Prudential did not provide for any interest on the remaining $3 million. Our payment obligation to Prudential is neither secured by collateral, nor otherwise supported by a guarantee.

We have not yet repaid the remaining $5 million plus accrued interest owed to Prudential, and as a result, our payment obligations to Prudential are past due. Our inability to repay the remaining purchase price is due to a lack of funds. Although our existing credit agreement with Opus Bank required us to obtain the bank’s consent prior to making any payment to Prudential, on September 8, 2017, we entered into an agreement with Opus Bank pursuant to which (i) we repaid all of the term debt owed to Opus Bank, (ii) the requirement to obtain Opus Bank’s consent was removed, (iii) the requirement to apply offering proceeds towards repayment of amounts due to Opus Bank was removed, and (iv) the maturity date of our $2 million line of credit with Opus Bank was changed to March 31, 2018. Accordingly, we are engaged in an active dialogue with Prudential and we believe that we will reach a mutually satisfactory agreement on payment terms. Since we do not have complete control over this process, we are unable to guarantee that the parties will reach a mutually satisfactory agreement on terms, nor can we predict with certainty the modified payment terms (including the amount and timing of payments) as well as other amendments that would be acceptable to Prudential. We do believe, however, that the more capital we raise, the sooner we will be able to satisfy our obligations to Prudential on terms acceptable to us.

On March 29, 2017 Prudential sent a written notice to us demanding payment. If we are unable to pay the balance of the consideration due to Prudential in the MediGain acquisition, Prudential may seek all possible monetary and/or equitable remedies. While our obligation to Prudential is unsecured, the Series A Preferred Stock effectively ranks junior to the amounts owed to Prudential, and if we are forced to liquidate our assets to pay Prudential and our other creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding. See “Risk Factors - The Series A Preferred Stock ranks junior to all of our indebtedness and other liabilities” on page 10. Also, our inability to make the remaining payments due in the MediGain acquisition or renegotiate these payments would have a material adverse effect on our business. See “Risk Factors – Risks Related to Our Acquisition Strategy” on page 14.

Summary Financial Information

The historical consolidated statement of operations data for MTBC presented below for the years ended December 31, 2015 and 2016 have been derived from our audited financial statements which are incorporated herein by reference. Our historic condensed consolidated statements of operations data for MTBC for the six-month periods ended June 30, 2016 and 2017 are derived from our unaudited condensed consolidated financial statements which are incorporated herein by reference. Our unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical and pro forma results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results that may be expected for the full year or any other period.

We derived the summary unaudited pro forma condensed combined financial data for MTBC for the year ended December 31, 2016 from the unaudited pro forma condensed combined financial statements incorporated herein by reference. These pro forma financial data reflect the acquisition of the assets of MediGain and its subsidiaries, WFS Services, Inc. (“WFS”), Renaissance Medical Billing, LLC (“Renaissance”) and Gulf Coast Billing, Inc. (Gulf Coast”) (collectively, the ‘‘Transactions’’).

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 gives effect to the Transactions as if each of them had occurred on January 1, 2016. You should read this data in conjunction with the information set forth in the Company’s Current Report on Form 8-K, filed on December 1, 2016, which describes the Transactions and the related adjustments in greater detail.

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The financial information set forth below are only a summary, and should be read in conjunction with the audited and unaudited consolidated historical financial statements and the notes thereto for MTBC, which are incorporated herein by reference.

Consolidated Statements of Operations Data	Historical MTBC				Pro Forma MTBC (1)
	Year ended December 31,		Six Month ended June 30,		Year ended December 31,
	2015	2016	2016	2017	2016
	(in thousands, except per share data)
Net revenue	$23,080	$24,493	$10,323	$16,005	$40,825
Operating expenses:
Direct operating costs	11,630	13,417	4,622	9,421	26,587
Selling and marketing	467	1,224	564	624	2,210
General and administrative	11,969	12,459	5,604	5,758	17,711
Research and development	659	901	400	594	901
Change in contingent consideration	(1,786)	(715)	(411)	151	(715)
Depreciation and amortization	4,599	5,108	2,419	2,973	6,403
Restructuring charges	-	-	-	276	-
Total operating expenses	27,538	32,394	13,198	19,797	53,097

Operating loss	(4,458)	(7,901)	(2,875)	(3,792)	(12,272)

Interest expense - net	262	646	296	557	4,119
Other income (expense) - net	170	(53)	(27)	75	(34)
Loss before income taxes	(4,550)	(8,600)	(3,197)	(4,274)	(16,425)
Income tax provision	138	197	81	127	273
Net loss	$(4,688)	$(8,797)	$(3,278)	$(4,401)	$(16,698)

Preferred stock dividend	207	753	318	630	753
Net loss attributable to common shareholders	$(4,895)	$(9,550)	$(3,596)	$(5,032)	$(17,451)

Weighted average common shares outstanding
Basic and diluted	9,733	10,037	10,044	10,504	10,037
Net loss per share
Basic and diluted	$(0.50)	$(0.95)	$(0.36)	$(0.48)	$(1.74)

Consolidated Balance Sheet Data

	As of June 30, 2017
	Actual	Pro Forma (2)	Pro Forma As Adjusted (3)
	(in thousands)
Cash	$5,810	$4,220	$6,850
Working capital (net) (4)	(4,078)	(3,461)	1,800
Total assets	26,926	25,335	27,965
Total debt	9,886	7,230	4,599
Shareholders' equity	11,283	12,348	17,609

Other Financial Data	Historical MTBC				Pro Forma MTBC (1)
	Year ended December 31,		Six Month ended June 30,		Year ended December 31,
	2015	2016	2016	2017	2016
	(in thousands)
Adjusted EBITDA (5)	$(675)	$(605)	$80	$154	$(3,642)

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(1)	The pro forma condensed consolidated statements of operations data for the year ended December 31, 2016 gives effect to the acquisition of the assets of Gulf Coast, Renaissance, WFS and MediGain as if each of them had occurred on January 1, 2016. Pro forma revenue for the year ended December 31, 2016 includes $4.5 million of revenue from customers who cancelled their contracts prior to MTBC’s acquisition of such customers’ contracts. Such revenue is included in the pro forma condensed consolidated statements of operations, even though MTBC will not generate revenues from those customers. You should read the summary consolidated financial data in conjunction with the information set forth in the Company’s Current Report on Form 8-K, filed on December 1, 2016.

(2)	The pro forma condensed consolidated balance sheet data reflects the issuance of 75,195 shares of Series A Preferred Stock offered by prospectus supplements filed on August 16, 2017, August 25, 2017 and August 30, 2107, with total net proceeds of approximately $1.6 million, after deducting placement agent fees and other offering expenses payable by us, and utilizing the net proceeds, plus a portion of our cash as of June 30, 2017, to repay the $3.2 million of term loans payable to Opus Bank which were outstanding as of June 30, 2017.

(3)	The pro forma as adjusted condensed consolidated balance sheet data as adjusted gives effect to our issuance and sale of 240,000 shares of Series A Preferred Stock in this offering at $25.00 per share, assuming net proceeds of approximately $5.3 million, after deducting the placement agent fees and estimated offering expenses payable by us, and utilizing a portion of the net proceeds of this offering to pay a portion of the balance due to Prudential, subject to arriving at mutually agreeable terms with Prudential.

(4)	Working capital is defined as current assets less current liabilities.

(5)	To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with adjusted EBITDA, a non-GAAP financial measure of earnings. Management uses adjusted EBITDA to provide an understanding of aspects of operating results before the impact of investing and financing charges and income taxes. Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure excludes non-cash expenses as well as expenses pertaining to investing or financing transactions. Management defines “adjusted EBITDA” as the sum of GAAP net income (loss) before provision for (benefit from) income taxes, net interest expense, other (income) expense, stock-based compensation expense, depreciation and amortization including amortization of purchased intangible assets, integration costs, transaction costs, and changes in contingent consideration.

The following table contains a reconciliation of our GAAP net loss to adjusted EBITDA.

	Historical MTBC				Pro Forma MTBC (1)
	Year ended December 31,		Six Month ended June 30,		Year ended December 31,
	2015	2016	2016	2017	2016
	(in thousands)
GAAP net loss	$(4,688)	$(8,797)	$(3,278)	$(4,402)	$(16,698)

Income tax provision	138	197	81	127	273
Interest expense - net	262	646	296	556	4,119
Other (income) expense - net	(170)	53	26	(10)	34
Stock-based compensation expense	629	1,928	622	208	1,928
Depreciation and amortization	4,599	5,108	2,419	2,973	6,403
Integration and transaction costs	341	976	325	551	1,014
Change in contingent consideration	(1,786)	(715)	(411)	151	(715)
Adjusted EBITDA	$(675)	$(605)	$80	$154	$(3,642)

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The Offering

The following summary contains basic terms about this offering and the Series A Preferred Stock and is not intended to be complete. It may not contain all of the information that is important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 10. For a more complete description of the terms of the Series A Preferred Stock, see “Description of the Series A Preferred Stock.”

Issuer	Medical Transcription Billing, Corp.

Securities Offered	240,000 shares of 11% Series A Cumulative Redeemable Perpetual Preferred Stock (or “Series A Preferred Stock”)

Series A Preferred Stock to be outstanding after this offering(1)	929,299 shares of Series A Preferred Stock

Offering Price	$25.00 per share of Series A Preferred Stock

Dividends

Holders of the Series A Preferred Stock will be entitled to receive cumulative cash dividends at a rate of 11% per annum of the $25.00 per share liquidation preference (equivalent to $2.75 per annum per share).

Dividends will be payable monthly on the 15th day of each month (each, a “dividend payment date”), provided that if any dividend payment date is not a business day, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day without adjustment in the amount of the dividend. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the corresponding record date, which shall be the last day of the calendar month, whether or not a business day, immediately preceding the month in which the applicable dividend payment date falls (each, a “dividend record date”). As a result, holders of shares of Series A Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months; however, the shares of Series A Preferred Stock offered hereby will be credited as having accrued dividends since the first day of the calendar month in which they are issued.

(1) The number of shares of Series A Preferred Stock to be outstanding immediately after this offering as shown above is based on 689,299 shares of Series A Preferred Stock outstanding as of September 25, 2017. The number of outstanding shares excludes 67,000 shares of Series A Preferred Stock reserved for issuance pursuant to grants under our Amended and Restated Equity Incentive Plan.

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No Maturity, Sinking Fund or Mandatory Redemption	The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series A Preferred Stock.

Optional Redemption

The Series A Preferred Stock is not redeemable by us prior to November 4, 2020. On and after November 4, 2020, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. Please see the section entitled “Description of the Series A Preferred Stock—Redemption—Optional Redemption.”

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.

A “Change of Control” is deemed to occur when the following have occurred and are continuing:

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the “Exchange Act (other than Mahmud Haq, the chairman of our board of directors and our principal shareholder, any member of his immediate family, and any “person” or “group” under Section 13(d)(3) of the Exchange Act, that is controlled by Mr. Haq or any member of his immediate family, any beneficiary of the estate of Mr. Haq, or any trust, partnership, corporate or other entity controlled by any of the foregoing), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or the Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or Nasdaq.

Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock. Please see the section entitled “Description of the Series A Preferred Stock—Liquidation Preference.”

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Ranking	The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3); (2) on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries. Please see the section entitled “Description of the Series A Preferred Stock–Ranking.”

Limited Voting Rights	Holders of Series A Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series A Preferred Stock for eighteen or more monthly dividend periods (whether or not consecutive), the holders of the Series A Preferred Stock (voting separately as a class with the holders of all other classes or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on the Series A Preferred Stock, subject to certain limitations described in the section entitled “Description of the Series A Preferred Stock—Voting Rights.” In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock (voting together as a class with all other series of parity preferred stock we may issue upon which like voting rights have been conferred and are exercisable) is required at any time for us to authorize or issue any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our certificate of incorporation so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions. Please see the section entitled “Description of the Series A Preferred Stock—Voting Rights.”

Information Rights	During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock, subject to certain exceptions described in this prospectus. We will use our best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

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Listing	Our Series A Preferred Stock is listed on the Nasdaq Capital Market under the symbol “MTBCP.”

Use of Proceeds	We plan to use a portion of the net proceeds from this offering to pay a portion of the Company’s outstanding balance due to Prudential, subject to arriving at mutually agreeable payment terms, and use the remaining net proceeds to fund growth initiatives, and for working capital and general corporate purposes.

Risk Factors	Please read the section entitled “Risk Factors” beginning on page 10 for a discussion of some of the factors you should carefully consider before deciding to invest in our Series A Preferred Stock.

Transfer Agent	The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Stock will be VStock Transfer, LLC.

Certain U.S. Federal Income Tax Considerations

For a discussion of the federal income tax consequences of purchasing, owning and disposing of the Series A Preferred Stock, please see the section entitled “Certain U.S. Federal Income Tax Considerations.” You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the Series A Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Book Entry and Form

The Series A Preferred Stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”).

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Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference into this prospectus before you decide to purchase our Series A Preferred Stock. The risks and uncertainties described in this prospectus are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, business prospects, results of operations or financial condition. Any of the risks and uncertainties set forth herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus could materially and adversely affect our business, results of operations and financial condition. This could cause the market price of the Series A Preferred Stock to decline, perhaps significantly, and you may lose part or all of your investment.

Risks Related to this Offering and Ownership of Shares of Our Series A Preferred Stock

The Series A Preferred Stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series A Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may issue that ranks senior to the Series A Preferred Stock. Also, the Series A Preferred Stock effectively ranks junior to all existing and future indebtedness and to the indebtedness and other liabilities of our existing subsidiaries and any future subsidiaries. Our existing subsidiaries are, and future subsidiaries would be, separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series A Preferred Stock.

We have not yet repaid the remaining $5 million plus accrued interest owed to Prudential for the MediGain acquisition, and as a result, our payment obligations to Prudential are past due. If we are unable to pay the balance of the consideration due to Prudential in the MediGain acquisition, Prudential may seek all possible monetary and/or equitable remedies.

In addition to the foregoing, we have incurred and may in the future incur substantial amounts of debt and other obligations that will rank senior to the Series A Preferred Stock. At June 30, 2017, our total liabilities (excluding contingent consideration) equaled approximately $14.9 million, of which $5 million is owed to Prudential for the balance of the MediGain acquisition price and is past due. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding.

Certain of our existing or future debt instruments may restrict the authorization, payment or setting apart of dividends on the Series A Preferred Stock. Our Credit Agreement with Opus Bank restricts the payment of dividends in the event of any event of default, including failure to meet certain financial covenants. Our failure to satisfy the payment obligations to Prudential does not give rise to an event of default under the Credit Agreement. There can be no assurance that we will remain in compliance with the Opus Credit Agreement, and if we default, we may be contractually prohibited from paying dividends on the Series A Preferred Stock. Also, future offerings of debt or senior equity securities may adversely affect the market price of the Series A Preferred Stock. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instruments containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A Preferred Stock and may result in dilution to owners of the Series A Preferred Stock. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. The holders of the Series A Preferred Stock will bear the risk of our future offerings, which may reduce the market price of the Series A Preferred Stock and will dilute the value of their holdings in us.

We may not be able to pay dividends on the Series A Preferred Stock if we fall out of compliance with our loan covenants and are prohibited by our bank lender from paying dividends or if we have insufficient cash to make dividend payments.

Our ability to pay cash dividends on the Series A Preferred Stock requires us to have either net profits or positive net assets (total assets less total liabilities) over our capital, to be able to pay our debts as they become due in the usual course of business. Our ability to generate and increase adjusted EBITDA (as defined in our loan agreement with Opus Bank) may be insufficient for us to remain in compliance with our financial covenants with Opus Bank, and if we do fall out of compliance, our lender may restrict us from making dividend payments.

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Further, notwithstanding these factors, we may not have sufficient cash to pay dividends on the Series A Preferred Stock. Our ability to pay dividends may be impaired if any of the risks described in this prospectus, including the documents incorporated by reference herein, were to occur. Also, payment of our dividends depends upon our financial condition and other factors as our board of directors may deem relevant from time to time. We cannot assure you that our businesses will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our common stock, if any, and preferred stock, including the Series A Preferred Stock to pay our indebtedness or to fund our other liquidity needs.

If our common stock is delisted, the ability to transfer or sell shares of the Series A Preferred Stock may be limited and the market value of the Series A Preferred Stock will likely be materially adversely affected.

The Series A Preferred Stock does not contain provisions that are intended to protect investors if our common stock is delisted from the Nasdaq Capital Market. If our common stock is delisted from the Nasdaq Capital Market, it is likely that the Series A Preferred Stock will be delisted from the Nasdaq Capital Market as well, and as a result, the ability to transfer or sell shares of the Series A Preferred Stock will be limited and the market value of the Series A Preferred Stock will likely be materially adversely affected. Moreover, since the Series A Preferred Stock has no stated maturity date, investors may be forced to hold shares of the Series A Preferred Stock indefinitely while receiving stated dividends thereon when, as and if authorized by our board of directors and paid by us with no assurance as to ever receiving the liquidation value thereof.

The market for our Series A Preferred Stock may not provide investors with adequate liquidity.

Our Series A Preferred Stock is listed on the Nasdaq Capital Market. However, the trading market for the Series A Preferred Stock may not be maintained and may not provide investors with adequate liquidity. The liquidity of the market for the Series A Preferred Stock depends on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Series A Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Series A Preferred Stock. We cannot predict the extent to which investor interest in our Company will maintain the trading market in our Series A Preferred Stock, or how liquid that market will be. If an active market is not maintained, investors may have difficulty selling shares of our Series A Preferred Stock.

We may issue additional shares of Series A Preferred Stock and additional series of preferred stock that rank on parity with or above the Series A Preferred Stock as to dividend rights, rights upon liquidation or voting rights.

We are allowed to issue additional shares of Series A Preferred Stock and additional series of preferred stock that would rank equally to or above the Series A Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our certificate of incorporation, including the certificate of designations relating to the Series A Preferred Stock without any vote of the holders of the Series A Preferred Stock. The issuance of additional shares of Series A Preferred Stock and additional series of preferred stock could have the effect of reducing the amounts available to the Series A Preferred Stock upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series A Preferred Stock if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and other classes or series of stock with equal priority with respect to dividends.

Also, although holders of Series A Preferred Stock are entitled to limited voting rights, as described in this prospectus under “Description of the Series A Preferred Stock—Voting Rights,” with respect to the circumstances under which the holders of Series A Preferred Stock are entitled to vote, the Series A Preferred Stock votes separately as a class along with all other series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series A Preferred Stock may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote.

Future issuances and sales of senior or pari passu preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series A Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

Market interest rates may materially and adversely affect the value of the Series A Preferred Stock.

One of the factors that influences the price of the Series A Preferred Stock is the dividend yield on the Series A Preferred Stock (as a percentage of the market price of the Series A Preferred Stock) relative to market interest rates. Continued increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series A Preferred Stock to expect a higher dividend yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for dividend payments). Thus, higher market interest rates could cause the market price of the Series A Preferred Stock to materially decrease.

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Holders of the Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series A Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series A Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have significant accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series A Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series A Preferred Stock might decline.

Our revenues, operating results and cash flows may fluctuate in future periods and we may fail to meet investor expectations, which may cause the price of our Series A Preferred Stock to decline.

Variations in our quarterly and year-end operating results are difficult to predict and our income and cash flows may fluctuate significantly from period to period, which may impact our board of directors’ willingness or legal ability to declare a monthly dividend. If our operating results fall below the expectations of investors or securities analysts, the price of our Series A Preferred Stock could decline substantially. Specific factors that may cause fluctuations in our operating results include:

●	demand and pricing for our products and services;

●	government or commercial healthcare reimbursement policies;

●	physician and patient acceptance of any of our current or future products;

●	introduction of competing products;

●	our operating expenses which fluctuate due to growth of our business;

●	timing and size of any new product or technology acquisitions we may complete; and

●	variable sales cycle and implementation periods for our products and services.

Our Series A Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series A Preferred Stock. Also, we may elect in the future to obtain a rating for the Series A Preferred Stock, which could adversely affect the market price of the Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of the Series A Preferred Stock.

We may redeem the Series A Preferred Stock.

On or after November 4, 2020, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time. Also, upon the occurrence of a Change of Control (as defined below under “Description of the Series A Preferred Stock - Redemption”), we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred. We may have an incentive to redeem the Series A Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the dividend on the Series A Preferred Stock. If we redeem the Series A Preferred Stock, then from and after the redemption date, dividends will cease to accrue on shares of Series A Preferred Stock, the shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights as a holder of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

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The market price of the Series A Preferred Stock could be substantially affected by various factors.

The market price of the Series A Preferred Stock depends on many factors, which may change from time to time, including:

●	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;

●	trading prices of similar securities;

●	our history of timely dividend payments;

●	the annual yield from dividends on the Series A Preferred Stock as compared to yields on other financial instruments;

●	general economic and financial market conditions;

●	government action or regulation;

●	the financial condition, performance and prospects of us and our competitors;

●	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;

●	our issuance of additional preferred equity or debt securities; and

●	actual or anticipated variations in quarterly operating results of us and our competitors.

As a result of these and other factors, holders of the Series A Preferred Stock may experience a decrease, which could be substantial and rapid, in the market price of the Series A Preferred Stock, including decreases unrelated to our operating performance or prospects.

A holder of Series A Preferred Stock has extremely limited voting rights.

The voting rights for a holder of Series A Preferred Stock are limited. Our shares of common stock are the only class of our securities that carry full voting rights, and Mahmud Haq, our Chief Executive Officer, beneficially owns approximately 43.3% of our outstanding shares of common stock. As a result, Mr. Haq exercises a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management, and will make the approval of certain transactions difficult or impossible without his support, which in turn could reduce the price of our Series A Preferred Stock.

Voting rights for holders of the Series A Preferred Stock exist primarily with respect to the ability to elect, voting together with the holders of any other series of our preferred stock having similar voting rights, two additional directors to our board of directors, subject to limitations described in this prospectus entitled “Description of the Series A Preferred Stock—Voting Rights,” in the event that eighteen monthly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to our certificate of incorporation, including the certificate of designations relating to the Series A Preferred Stock, that materially and adversely affect the rights of the holders of Series A Preferred Stock or authorize, increase or create additional classes or series of our capital stock that are senior to the Series A Preferred Stock. Other than the limited circumstances described in the prospectus and except to the extent required by law, holders of Series A Preferred Stock do not have any voting rights. Please see the section in this prospectus entitled “Description of the Series A Preferred Stock—Voting Rights.”

The Series A Preferred Stock is not convertible, and investors will not realize a corresponding upside if the price of the common stock increases.

The Series A Preferred Stock is not convertible into the common stock and earns dividends at a fixed rate. Accordingly, an increase in market price of our common stock will not necessarily result in an increase in the market price of our Series A Preferred Stock. The market value of the Series A Preferred Stock may depend more on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, the Series A Preferred Stock.

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We will have broad discretion in using the proceeds of this offering, and we may not effectively spend the proceeds.

We intend to use a portion of the net proceeds of this offering to pay a portion of the balance due to Prudential, subject to arriving at mutually agreeable terms with Prudential. We will use the remaining net proceeds of this offering for working capital and general corporate purposes to support our growth. Other than the items specified in the foregoing sentences, we have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the discretion to allocate the proceeds as it determines. We will have significant flexibility and broad discretion in applying the net proceeds of this offering, and we may not apply these proceeds effectively. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds, and you will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Risks Related to Our Acquisition Strategy

If we do not manage our growth effectively, our revenue, business and operating results may be harmed.

Our strategy is to expand through the acquisition of additional RCM companies and through organic growth. Since 2006, we have acquired seventeen RCM companies and entered into agreements with four additional RCM companies under which we service all of their customers. Our future acquisitions may require greater than anticipated investment of operational and financial resources as we seek to migrate customers of these companies to PracticePro. Acquisitions may also require the integration of different software and services, assimilation of new employees, diversion of management and IT resources, increases in administrative costs and other additional costs associated with any debt or equity financings undertaken in connection with such acquisitions. We cannot assure you that any acquisition we undertake will be successful. Future growth will also place additional demands on our customer support, sales, and marketing resources, and may require us to hire and train additional employees. We will need to expand and upgrade our systems and infrastructure to accommodate our growth. The failure to manage our growth effectively will materially and adversely affect our business.

We may be unable to pay the remaining balance of the MediGain acquisition price and have difficulty paying for future acquisitions.

At the present time, we owe five million dollars plus accrued interest to Prudential for the balance of the MediGain acquisition price, all of which is past due. On March 29, 2017, Prudential sent written notice demanding payment. Our inability to repay the remaining purchase price is due to a lack of funds. Although our existing credit agreement with Opus Bank required us to obtain the bank’s consent prior to making any payment to Prudential, on September 8, 2017, we entered into an agreement with Opus Bank pursuant to which (i) we repaid all of the term debt owed to Opus Bank, (ii) the requirement to obtain Opus Bank’s consent was removed, (iii) the requirement to apply offering proceeds towards repayment of amounts due to Opus Bank was removed, and (iv) the maturity date of our $2 million line of credit with Opus Bank was changed to March 31, 2018. Accordingly, we are engaged in continuing dialogue with Prudential and we believe that we will reach a mutually satisfactory agreement on the terms by which we will be permitted to satisfy our obligations to Prudential. We do not have complete control over this process, however, so we are unable to predict with certainty whether or when such agreement will be reached. If we are unable to pay the balance of the consideration due to Prudential, Prudential may seek all possible monetary and/or equitable remedies. Although our obligation to Prudential is unsecured, the Series A Preferred Stock effectively ranks junior to the amounts owed to Prudential, and if we are forced to liquidate our assets to pay Prudential and our other creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding. See “Risk Factors - The Series A Preferred Stock ranks junior to all of our indebtedness and other liabilities” on page 10.

Our terms with Opus Bank also prevent us from consummating additional acquisitions without the prior consent of Opus Bank. Although we plan to raise additional capital during 2017, and the purchase of Series A Preferred Stock means that we will receive some capital, there is no assurance that we will be able to generate sufficient funding to meet our payment obligations to Prudential, and even if we are able to satisfy our obligations to Prudential, we may not have sufficient remaining funds to execute our growth strategy through additional acquisitions. Our outstanding obligation to Prudential, and the restrictions contained in our Opus Bank credit agreement, may diminish our ability to consummate acquisitions that are a material part of our business plan and growth strategy, which would have a material adverse effect on our business.

In prior acquisitions, we have encountered difficulties in retaining all the customers we acquired, which has resulted in a decrease in our revenues and operating results. Similarly, we may be unable to retain customers of acquired businesses following their acquisition, which may likewise result in a decrease in our revenues and operating results.

Customers of the businesses we acquire usually have the right to terminate their service contracts for any reason at any time upon notice of 90 days or less. These customers may elect to terminate their contracts as a result of our acquisition or choose not to renew their contracts upon expiration. In the past, our failure to retain acquired customers has resulted in decreases in our revenues. The customers of the eleven businesses we acquired in 2012 through 2015, excluding CastleRock, generated a total of approximately $6.4 million of revenue per quarter at the time of their acquisition. On average, this amount decreased by 37% one year after each acquisition occurred. For CastleRock, in part due to prohibited competitive activities of a selling stockholder which we later resolved through a mutually satisfactory settlement, including the forfeiture of all shares granted to CastleRock, this decrease was 73%. Our inability to retain customers of the businesses we acquire could adversely affect our ability to benefit from those acquisitions and increase our future revenues and operating income.

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Acquisitions may subject us to liability with regard to the creditors, customers, and stockholders of the sellers.

While our acquisitions are typically structured as asset purchase agreements in which we attempt to limit our risk and exposure relative to the respective sellers’ liabilities, we cannot guarantee that we will be successful in avoiding all liability. In the past, sellers’ creditors have sought to hold us accountable for the respective sellers’ liabilities and certain customers of sellers attempt to hold us liable for the respective sellers’ breaches of the controlling services agreements. We attempt to minimize the possibility that disaffected stockholders of the businesses we acquire will be able to interfere with our business acquisitions, through due diligence, obtaining relevant representations from sellers, and leveraging experienced professionals when appropriate.

We may be unable to negotiate favorable prices for the RCM companies we acquire and even if we do negotiate favorable prices, we must obtain the approval of our senior secured lender to proceed with any acquisitions.

Our acquisition strategy and the consideration we pay for potential targets is influenced by many factors, including the market demand for our securities and the condition of the healthcare industry in general. There can be no assurance that we will be able to negotiate and acquire medical billing companies on favorable financial terms, or that we will not be required to pay a premium for a desired acquisition opportunity. Also, our senior secured lender has the right to review and approve or veto acquisitions and we cannot guarantee that the lender will approve further transactions.

We may be unable to implement our strategy of acquiring additional RCM companies due to competition.

We have no unconditional commitments with respect to any other acquisition as of the date of this prospectus. Although we expect that one or more acquisition opportunities will become available in the future, we may not be able to acquire any additional RCM companies at all or on terms favorable to us, and we may not be able to secure financing for such acquisitions on favorable terms. Certain of our larger, better capitalized competitors may seek to acquire some of the RCM companies we may be interested in. Competition for acquisitions would likely increase acquisition prices and result in us having fewer acquisition opportunities.

Acquisitions may subject us to additional unknown risks which may affect our customer retention and cause a reduction in our revenues.

In completing any future acquisitions, we will rely upon the representations and warranties and indemnities made by the sellers with respect to each acquisition as well as our own due diligence investigation. We cannot be assured that such representations and warranties will be true and correct or that our due diligence will uncover all materially adverse facts relating to the operations and financial condition of the acquired companies or their customers. To the extent that we are required to pay for obligations of an acquired company, or if material misrepresentations exist, we may not realize the expected benefit from such acquisition and we will have overpaid in cash and/or stock for the value received in that acquisition.

We may have difficulty integrating future acquisitions into our operations and onto our software platform.

Part of our typical acquisition strategy is to migrate the customer accounts obtained to our platform software and have our offshore teams perform the majority of the services for the customer. If we cannot migrate acquired customers to our platform software or have our offshore teams service the acquired customer, we would incur additional costs.

Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of indebtedness and increased amortization expense.

Future acquisitions may result in dilutive issuances of equity securities, the incurrence of debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to intangible assets, all of which could have an adverse effect on our business, financial condition and results of operations.

We generally structure our acquisitions as asset purchases, which may limit the ability of some of the acquired assets to be transferred to us due to contractual provisions restricting the assignment of assets, and subjects us to the risk that creditors of the seller may seek payment from us of liabilities retained by the sellers or challenge these transactions.

Our acquisitions are typically structured as the purchase of assets, primarily consisting of medical billing contracts with healthcare providers. This structure may limit the transferability of some of the acquired assets, including contracts that have contractual provisions limiting their assignment. In our prior acquisitions, most of the medical billing contracts we acquired did not have restrictions on their assignment to us. However, other medical billing contracts we may seek to acquire in the future may be subject to these restrictions. Furthermore, certain software and vendor contracts which we may seek to acquire for use during the transition period following our acquisitions may not be assignable to us, which may disrupt the operations of the acquired customers. Moreover, even those that are assignable may be terminable by either party upon little or no notice.

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Risks Related to Our Business

We operate in a highly competitive industry, and our competitors may be able to compete more efficiently or evolve more rapidly than we do, which could have a material adverse effect on our business, revenue, growth rates and market share.

The market for practice management, EHR and RCM information solutions and related services is highly competitive, and we expect competition to increase in the future. We face competition from other providers of both integrated and stand-alone practice management, EHR and RCM solutions, including competitors who utilize a web-based platform and providers of locally installed software systems. Our competitors include larger healthcare IT companies, such as athenahealth, Inc., eClinicalWorks, Allscripts Healthcare Solutions, Inc. and Greenway Medical Technologies, Inc., all of which may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, regulations or customer needs and requirements. Many of our competitors have longer operating histories, greater brand recognition and greater financial, marketing and other resources than us. We also compete with various regional RCM companies, some of which may continue to consolidate and expand into broader markets. We expect that competition will continue to increase as a result of incentives provided by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, and consolidation in both the information technology and healthcare industries. Competitors may introduce products or services that render our products or services obsolete or less marketable. Even if our products and services are more effective than the offerings of our competitors, current or potential customers might prefer competitive products or services to our products and services. In addition, our competitive edge could be diminished or completely lost if our competition develops similar offshore operations in Pakistan or other countries, such as India and the Philippines, where labor costs are lower than those in the U.S. (although higher than in Pakistan). Pricing pressures could negatively impact our margins, growth rate and market share.

Future changes in visa rules could prevent our offshore employees from entering the United States, which could decrease our efficiency.

In the ordinary course of business, we bring skilled employees from our offshore subsidiaries to the U.S. to serve as liaisons on projects and to expand the respective employees’ understanding of both the U.S. healthcare industry and the needs and expectations of our customers. These visits equip them to better understand and support our business objectives. While the current administration’s actions up to this point have not had an impact on us, we cannot predict whether the administration may in the future take actions that would prevent non-U.S. employees from visiting the U.S. If such restrictions were implemented in the future, it may become more difficult or expensive for us to educate and equip the employees of our foreign subsidiaries to support our business needs. We may also have difficulty in finding employees and contractors in the U.S that can replace the functions now performed by our offshore employees that we bring over to the U.S., which could negatively impact our business.

If we are unable to successfully introduce new products or services or fail to keep pace with advances in technology, we would not be able to maintain our customers or grow our business which will have a material adverse effect on our business.

Our business depends on our ability to adapt to evolving technologies and industry standards and introduce new products and services accordingly. If we cannot adapt to changing technologies and industry standards and meet the requirements of our customers, our products and services may become obsolete, and our business would suffer. Because both the healthcare industry and the healthcare IT technology market are constantly evolving, our success will depend, in part, on our ability to continue to enhance our existing products and services, develop new technology that addresses the increasingly sophisticated and varied needs of our customers, respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis, educate our customers to adopt these new technologies, and successfully assist them in transitioning to our new products and services. The development of our proprietary technology entails significant technical and business risks. We may not be successful in developing, using, marketing, selling, or maintaining new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards, and, as a result, our business and reputation could suffer. We may not be able to introduce new products or services on schedule, or at all, or such products or services may not achieve market acceptance. A failure by us to introduce new products or to introduce these products on schedule could cause us to not only lose our current customers but to fail to grow our business by attracting new customers.

The continued success of our business model is heavily dependent upon our offshore operations, and any disruption to those operations will adversely affect us.

The majority of our operations, including the development and maintenance of our Web-based platform, our customer support services and medical billing activities, are performed by our highly educated workforce of approximately 1,800 employees in Pakistan and Sri Lanka which has experienced, and continues to experience, political and social unrest and acts of terrorism. The performance of our operations in Pakistan, and our ability to maintain our offshore offices, is an essential element of our business model, as the labor costs in Pakistan are substantially lower than the cost of comparable labor in India, the United States and other countries, and allows us to competitively price our products and services. Our competitive advantage will be greatly diminished and may disappear altogether if our operations in Pakistan are negatively impacted.

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Our operations in Pakistan may be negatively impacted by any number of factors, including political unrest; social unrest; terrorism; war; failure of the Pakistani power grid, which is subject to frequent outages; vandalism; currency fluctuations; changes to the law of Pakistan, the United States or any of the states in which we do business; client mandates or preferences for on-shore service providers; or increases in the cost of labor and supplies in Pakistan. Our operations in Pakistan may also be affected by trade restrictions, such as tariffs or other trade controls. If we are unable to continue to leverage the skills and experience of our highly educated workforce in Pakistan, we may be unable to provide our products and services at attractive prices, and our business would be materially and negatively impacted or discontinued.

Additionally, while approximately 90% of our offshore employees are in Pakistan, we maintain a smaller offshore operation center in Sri Lanka. We believe that the labor costs Pakistan and Sri Lanka are approximately 10% of the cost of comparably educated and skilled workers in the U.S. If there were potential disruptions in any of these locations, they could have a negative impact on our business.

Our offshore operations expose us to additional business and financial risks which could adversely affect us and subject us to civil and criminal liability.

The risks and challenges associated with our operations outside the United States include laws and business practices favoring local competitors; compliance with multiple, conflicting and changing governmental laws and regulations, including employment and tax laws and regulations; and fluctuations in foreign currency exchange rates. Foreign operations subject us to numerous stringent U.S. and foreign laws, including the Foreign Corrupt Practices Act, or FCPA, and comparable foreign laws and regulations that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. Safeguards we implement to discourage these practices may prove to be less than effective and violations of the FCPA and other laws may result in severe criminal or civil sanctions, or other liabilities or proceedings against us, including class action lawsuits and enforcement actions from the SEC, Department of Justice and overseas regulators.

Changes in the healthcare industry could affect the demand for our services and may result in a decrease in our revenues and market share.

As the healthcare industry evolves, changes in our customer base may reduce the demand for our services, result in the termination of existing contracts, and make it more difficult to negotiate new contracts on terms that are acceptable to us. For example, the current trend toward consolidation of healthcare providers may cause our existing customer contracts to terminate as independent practices are merged into hospital systems or other healthcare organizations. Such larger healthcare organizations may have their own practice management, and EHR and RCM solutions, reducing demand for our services. If this trend continues, we cannot assure you that we will be able to continue to maintain or expand our customer base, negotiate contracts with acceptable terms, or maintain our current pricing structure, which would result in a decrease in our revenues and market share.

The results of the November 2016 elections created uncertainty for the future of the Affordable Care Act (“ACA”) and other health care-related legislation. The current administration and Congress have been critical of the ACA and have taken steps toward materially revising or even repealing it. This health care reform legislation could include changes in Medicare and Medicaid payment policies and other health care delivery administrative reforms that could potentially negatively impact our business and the business of our clients. Presently, there is an executive order that erodes the individual insurance coverage mandate. Congress has yet to develop a consensus on whether to make changes to the ACA, and if so what changes should be made. The ACA included specific reforms for the individual and small group marketplace, including an expansion of Medicaid. While we do not believe that healthcare reform initiatives are likely to have any material adverse impact on our operational results or the manner in which we operate the business, there can be no assurances regarding the same.

If providers do not purchase our products and services or delay in choosing our products or services, we may not be able to grow our business.

Our business model depends on our ability to sell our products and services. Acceptance of our products and services may require providers to adopt different behavior patterns and new methods of conducting business and exchanging information. Providers may not integrate our products and services into their workflow and may not accept our solutions and services as a replacement for traditional methods of practicing medicine. Providers may also choose to buy our competitors’ products and services instead of ours. Achieving market acceptance for our solutions and services will continue to require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by providers. If providers fail to broadly accept our products and services, our business, financial condition and results of operations will be adversely affected.

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If the revenues of our customers decrease, or if our customers cancel or elect not to renew their contracts, our revenue will decrease.

Under most of our customer contracts, we base our charges on a percentage of the revenue that our customer collects through the use of our services. Many factors may lead to decreases in customer revenue, including:

●	reduction of customer revenue as a result of changes to the Affordable Care Act;

●	a rollback of the expansion of Medicaid or other governmental programs;

●	reduction of customer revenue resulting from increased competition or other changes in the marketplace for physician services;

●	failure of our customers to adopt or maintain effective business practices;

●	actions by third-party payers of medical claims to reduce reimbursement;

●	government regulations and government or other payer actions or inaction reducing or delaying reimbursement;

●	interruption of customer access to our system; and

●	our failure to provide services in a timely or high-quality manner.

We have incurred recent operating losses and net losses, and we may not be able to achieve or subsequently maintain profitability in the future.

We generated net losses of $8.8 million and $4.7 million for the years ended December 31, 2016 and 2015, respectively and $4.4 million for the six months ended June 30, 2017. Our net losses for the years ended December 31, 2016 and 2015 and the six months ended June 30, 2017 include $4.4 million, $4.1 million and $2.5 million, respectively, of amortization expense of purchased intangible assets, respectively.

We may not succeed in achieving the efficiencies we anticipate from future acquisitions, including moving sufficient labor to our offshore subsidiaries to offset increased costs resulting from these acquisitions, and we may continue to incur losses in future periods. We expect to incur additional operating expenses as a public company and we intend to continue to increase our operating expenses as we grow our business. We also expect to continue to make investments in our proprietary technology, sales and marketing, infrastructure, facilities and other resources as we seek to grow, thereby incurring additional costs. If we are unable to generate adequate revenue growth and manage our expenses, we may continue to incur losses in the future and may not be able to achieve or maintain profitability.

As a result of our variable sales and implementation cycles, we may be unable to recognize revenue from prospective customers on a timely basis and we may not be able to offset expenditures.

The sales cycle for our services can be variable, typically ranging from two to four months from initial contact with a potential customer to contract execution, although this period can be substantially longer. During the sales cycle, we expend time and resources in an attempt to obtain a customer without recognizing revenue from that customer to offset such expenditures. Our implementation cycle is also variable, typically ranging from two to four months from contract execution to completion of implementation. Each customer’s situation is different, and unanticipated difficulties and delays may arise as a result of a failure by us or by the customer to meet our respective implementation responsibilities. During the implementation cycle, we expend substantial time, effort, and financial resources implementing our services without recognizing revenue. Even following implementation, there can be no assurance that we will recognize revenue on a timely basis or at all from our efforts. In addition, cancellation of any implementation after it has begun may involve loss to us of time, effort, and expenses invested in the canceled implementation process, and lost opportunity for implementing paying customers in that same period of time.

If we are required to collect sales and use taxes on the products and services we sell in certain jurisdictions, we may be subject to liability for past sales and incur additional related costs and expenses, and our future sales may decrease.

We may lose sales or incur significant expenses should states be successful in imposing state sales and use taxes on our products and services. A successful assertion by one or more states that we should collect sales or other taxes on the sale of our products and services that we are currently not collecting could result in substantial tax liabilities for past sales, decrease our ability to compete with healthcare IT vendors not subject to sales and use taxes, and otherwise harm our business. Each state has different rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that may change over time. We review these rules and regulations periodically and, when we believe that our products or services are subject to sales and use taxes in a particular state, we voluntarily approach state tax authorities in order to determine how to comply with their rules and regulations. We cannot assure you that we will not be subject to sales and use taxes or related penalties for past sales in states where we believe no compliance is necessary.

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If the federal government were to impose a tax on imports or services performed abroad, we might be subject to additional liabilities. At this time, there is no way to predict whether this will occur or estimate the impact on our business.

Vendors of products and services like us are typically held responsible by taxing authorities for the collection and payment of any applicable sales and similar taxes. If one or more taxing authorities determines that taxes should have, but have not, been paid with respect to our products or services, we may be liable for past taxes in addition to taxes going forward. Liability for past taxes may also include very substantial interest and penalty charges. Nevertheless, customers may be reluctant to pay back taxes and may refuse responsibility for interest or penalties associated with those taxes. If we are required to collect and pay back taxes and the associated interest and penalties, and if our customers fail or refuse to reimburse us for all or a portion of these amounts, we will have incurred unplanned expenses that may be substantial. Moreover, imposition of such taxes on our products and services going forward will effectively increase the cost of those products and services to our customers and may adversely affect our ability to retain existing customers or to gain new customers in the states in which such taxes are imposed.

We may also become subject to tax audits or similar procedures in states where we already pay sales and use taxes. The incurrence of additional accounting and legal costs and related expenses in connection with, and the assessment of, taxes, interest, and penalties as a result of audits, litigation, or otherwise could be materially adverse to our current and future results of operations and financial condition.

If we lose the services of Mahmud Haq or other members of our management team, or if we are unable to attract, hire, integrate and retain other necessary employees, our business would be harmed.

Our future success depends in part on our ability to attract, hire, integrate and retain the members of our management team and other qualified personnel. In particular, we are dependent on the services of Mahmud Haq, our founder, principal stockholder and Chief Executive Officer, who among other things, is instrumental in managing our offshore operations in Pakistan and coordinating those operations with our U.S. activities. The loss of Mr. Haq, who would be particularly difficult to replace, could negatively impact our ability to effectively manage our cost-effective workforce in Pakistan, which enables us to provide our products and solutions at attractive prices. Our future success also depends on the continued contributions of our other executive officers and certain key employees, each of whom may be difficult to replace, and upon our ability to attract and retain additional management personnel. Competition for such personnel is intense, and we compete for qualified personnel with other employers. We may face difficulty identifying and hiring qualified personnel at compensation levels consistent with our existing compensation and salary structure. If we fail to retain our employees, we could incur significant expenses in hiring, integrating and training their replacements, and the quality of our services and our ability to serve our customers could diminish, resulting in a material adverse effect on our business.

We may be unable to adequately establish, protect or enforce our intellectual property rights.

Our success depends in part upon our ability to establish, protect and enforce our intellectual property and other proprietary rights. If we fail to establish, protect or enforce our intellectual property rights, we may lose an important advantage in the market in which we compete. We rely on a combination of trademark, copyright and trade secret law and contractual obligations to protect our key intellectual property rights, all of which provide only limited protection. Our intellectual property rights may not be sufficient to help us maintain our position in the market and our competitive advantages.

We have no patents pending and none issued, and primarily rely on trade secrets to protect our proprietary technology. Trade secrets may not be protectable if not properly kept confidential. We strive to enter into non-disclosure agreements with our employees, customers, contractors and business partners to limit access to and disclosure of our proprietary information. However, the steps we have taken may not be sufficient to prevent unauthorized use of our technology, and adequate remedies may not be available in the event of unauthorized use or disclosure of our trade secrets and proprietary technology. Moreover, others may reverse engineer or independently develop technologies that are competitive to ours or infringe our intellectual property.

Accordingly, despite our efforts, we may be unable to prevent third-parties from using our intellectual property for their competitive advantage. Any such use could have a material adverse effect on our business, results of operations and financial condition. Monitoring unauthorized uses of and enforcing our intellectual property rights can be difficult and costly. Legal intellectual property actions are inherently uncertain and may not be successful, and may require a substantial amount of resources and divert our management’s attention.

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Claims by others that we infringe their intellectual property could force us to incur significant costs or revise the way we conduct our business.

Our competitors protect their proprietary rights by means of patents, trade secrets, copyrights, trademarks and other intellectual property. We have not conducted an independent review of patents and other intellectual property issued to third-parties, who may have patents or patent applications relating to our proprietary technology. We may receive letters from third parties alleging, or inquiring about, possible infringement, misappropriation or violation of their intellectual property rights. Any party asserting that we infringe, misappropriate or violate proprietary rights may force us to defend ourselves, and potentially our customers, against the alleged claim. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and/or invalidation of our proprietary rights or interruption or cessation of our operations. Any such claims or lawsuit could:

●	be time-consuming and expensive to defend, whether meritorious or not;

●	require us to stop providing products or services that use the technology that allegedly infringes the other party’s intellectual property;

●	divert the attention of our technical and managerial resources;

●	require us to enter into royalty or licensing agreements with third-parties, which may not be available on terms that we deem acceptable;

●	prevent us from operating all or a portion of our business or force us to redesign our products, services or technology platforms, which could be difficult and expensive and may make the performance or value of our product or service offerings less attractive;

●	subject us to significant liability for damages or result in significant settlement payments; or

●	require us to indemnify our customers.

Furthermore, during the course of litigation, confidential information may be disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. Disclosure of our confidential information and our involvement in intellectual property litigation could materially adversely affect our business. Some of our competitors may be able to sustain the costs of intellectual property litigation more effectively than we can because they have substantially greater resources. In addition, any litigation could significantly harm our relationships with current and prospective customers. Any of the foregoing could disrupt our business and have a material adverse effect on our business, operating results and financial condition.

Current and future litigation against us could be costly and time-consuming to defend and could result in additional liabilities.

We may from time to time be subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our clients in connection with commercial disputes and employment claims made by our current or former employees. Claims may also be asserted by or on behalf of a variety of other parties, including government agencies, patients of our physician clients, stockholders, the sellers of the businesses that we acquire, or the creditors of the businesses we acquire. Any litigation involving us may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business, overall financial condition, and operating results. Insurance may not cover existing or future claims, be sufficient to fully compensate us for one or more of such claims, or continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our operating results and leading analysts or potential investors to reduce their expectations of our performance resulting in a reduction in the trading price of our stock.

Our proprietary software or service delivery may not operate properly, which could damage our reputation, give rise to claims against us, or divert application of our resources from other purposes, any of which could harm our business and operating results.

We may encounter human or technical obstacles that prevent our proprietary applications from operating properly. If our applications do not function reliably or fail to achieve customer expectations in terms of performance, customers could assert liability claims against us or attempt to cancel their contracts with us. This could damage our reputation and impair our ability to attract or maintain customers. We provide a limited warranty, have not paid warranty claims in the past, and do not have a reserve for warranty claims.

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Moreover, information services as complex as those we offer have in the past contained, and may in the future develop or contain, undetected defects or errors. We cannot assure you that material performance problems or defects in our products or services will not arise in the future. Errors may result from receipt, entry, or interpretation of patient information or from interface of our services with legacy systems and data that we did not develop and the function of which is outside of our control. Despite testing, defects or errors may arise in our existing or new software or service processes. Because changes in payer requirements and practices are frequent and sometimes difficult to determine except through trial and error, we are continuously discovering defects and errors in our software and service processes compared against these requirements and practices. These defects and errors and any failure by us to identify and address them could result in loss of revenue or market share, liability to customers or others, failure to achieve market acceptance or expansion, diversion of development resources, injury to our reputation, and increased service and maintenance costs. Defects or errors in our software might discourage existing or potential customers from purchasing our products and services. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors or in responding to resulting claims or liability may be substantial and could adversely affect our operating results.

In addition, customers relying on our services to collect, manage, and report clinical, business, and administrative data may have a greater sensitivity to service errors and security vulnerabilities than customers of software products in general. We market and sell services that, among other things, provide information to assist healthcare providers in tracking and treating patients. Any operational delay in or failure of our technology or service processes may result in the disruption of patient care and could cause harm to patients and thereby create unforeseen liabilities for our business.

Our customers or their patients may assert claims against us alleging that they suffered damages due to a defect, error, or other failure of our software or service processes. A product liability claim or errors or omissions claim could subject us to significant legal defense costs and adverse publicity, regardless of the merits or eventual outcome of such a claim.

If our security measures are breached or fail and unauthorized access is obtained to a customer’s data, our service may be perceived as insecure, the attractiveness of our services to current or potential customers may be reduced, and we may incur significant liabilities.

Our services involve the web-based storage and transmission of customers’ proprietary information and patient information, including health, financial, payment and other personal or confidential information. We rely on proprietary and commercially available systems, software, tools and monitoring, as well as other processes, to provide security for processing, transmission and storage of such information. Because of the sensitivity of this information and due to requirements under applicable laws and regulations, the effectiveness of our security efforts is very important. We maintain servers, which store customers’ data, including patient health records, in the U.S. and offshore. We also process, transmit and store some data of our customers on servers and networks that are owned and controlled by third-party contractors in India and elsewhere. If our security measures are breached or fail as a result of third-party action, acts of terror, social unrest, employee error, malfeasance or for any other reasons, someone may be able to obtain unauthorized access to customer or patient data. Improper activities by third-parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of our security systems. Our security measures may not be effective in preventing unauthorized access to the customer and patient data stored on our servers. If a breach of our security occurs, we could face damages for contract breach, penalties for violation of applicable laws or regulations, possible lawsuits by individuals affected by the breach and significant remediation costs and efforts to prevent future occurrences. In addition, whether there is an actual or a perceived breach of our security, the market perception of the effectiveness of our security measures could be harmed and we could lose current or potential customers.

Our products and services are required to meet the interoperability standards, which could require us to incur substantial additional development costs or result in a decrease in revenue.

Our customers and the industry leaders enacting regulatory requirements are concerned with and often require that our products and services be interoperable with other third-party healthcare information technology suppliers. Market forces or regulatory authorities could create software interoperability standards that would apply to our solutions, and if our products and services are not consistent with those standards, we could be forced to incur substantial additional development costs. There currently exists a comprehensive set of criteria for the functionality, interoperability and security of various software modules in the healthcare information technology industry. However, those standards are subject to continuous modification and refinement. Achieving and maintaining compliance with industry interoperability standards and related requirements could result in larger than expected software development expenses and administrative expenses in order to conform to these requirements. These standards and specifications, once finalized, will be subject to interpretation by the entities designated to certify such technology. We will incur increased development costs in delivering solutions if we need to change or enhance our products and services to be in compliance with these varying and evolving standards. If our products and services are not consistent with these evolving standards, our market position and sales could be impaired and we may have to invest significantly in changes to our solutions.

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Disruptions in Internet or telecommunication service or damage to our data centers could adversely affect our business by reducing our customers’ confidence in the reliability of our services and products.

Our information technologies and systems are vulnerable to damage or interruption from various causes, including acts of God and other natural disasters, war and acts of terrorism and power losses, computer systems failures, internet and telecommunications or data network failures, operator error, losses of and corruption of data and similar events. Data regarding our business and our customers’ insurance claims and encounters resides on computer hardware located domestically and abroad. Although we conduct business continuity planning to protect against fires, floods, other natural disasters and general business interruptions to mitigate the adverse effects of a disruption, relocation or change in operating environment at our data centers, the situations we plan for and the amount of insurance coverage we maintain may not be adequate in any particular case. In addition, the occurrence of any of these events could result in interruptions, delays or cessations in service to our customers. Any of these events could impair or prohibit our ability to provide our services, reduce the attractiveness of our services to current or potential customers and adversely impact our financial condition and results of operations.

In addition, despite the implementation of security measures, our infrastructure, data centers, or systems that we interface with or utilize, including the internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks or other attacks by third-parties seeking to disrupt operations or misappropriate information or similar physical or electronic breaches of security. Any of these can cause system failure, including network, software or hardware failure, which can result in service disruptions. As a result, we may be required to expend significant capital and other resources to protect against security breaches and hackers or to alleviate problems caused by such breaches.

We may be subject to liability for the content we provide to our customers and their patients.

We provide content for use by healthcare providers in treating patients. This content includes, among other things, patient education materials, coding and drug databases developed by third-parties, and prepopulated templates providers can use to document visits and record patient health information. If content in the third-party databases, we use is incorrect or incomplete, adverse consequences, including death, may occur and give rise to product liability and other claims against us. A court or government agency may take the position that our delivery of health information directly, including through licensed practitioners, or delivery of information by a third-party site that a consumer accesses through our solutions, exposes us to personal injury liability, or other liability for wrongful delivery or handling of healthcare services or erroneous health information. Our liability insurance coverage may not be adequate or continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could harm our business. Even unsuccessful claims could result in substantial costs and diversion of management resources.

We are subject to the effect of payer and provider conduct that we cannot control and that could damage our reputation with customers and result in liability claims that increase our expenses.

We offer electronic claims submission services for which we rely on content from customers, payers, and others. While we have implemented features and safeguards designed to maximize the accuracy and completeness of claims content, these features and safeguards may not be sufficient to prevent inaccurate claims data from being submitted to payers. Should inaccurate claims data be submitted to payers, we may experience poor operational results and be subject to liability claims, which could damage our reputation with customers and result in liability claims that increase our expenses.

Failure by our clients to obtain proper permissions and waivers may result in claims against us or may limit or prevent our use of data, which could harm our business.

Our clients are obligated by applicable law to provide necessary notices and to obtain necessary permission waivers for use and disclosure of the information that we receive. If they do not obtain necessary permissions and waivers, then our use and disclosure of information that we receive from them or on their behalf may be limited or prohibited by state or federal privacy laws or other laws. This could impair our functions, processes, and databases that reflect, contain, or are based upon such data and may prevent use of such data. In addition, this could interfere with or prevent creation or use of rules, and analyses or limit other data-driven activities that benefit us. Moreover, we may be subject to claims or liability for use or disclosure of information by reason of lack of valid notice, permission, or waiver. These claims or liabilities could subject us to unexpected costs and adversely affect our operating results.

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Any deficiencies in our financial reporting or internal controls could adversely affect our business and the trading price of our common stock.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting.

In the future, if we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. In addition, our internal control over financial reporting would not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If there are material weaknesses or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal controls, investors may lose confidence in the accuracy and completeness of our financial reports, which in turn could cause the price of our common stock to decline. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our internal controls, it may negatively impact our business, results of operations and reputation. In addition, we could become subject to investigations by Nasdaq, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect our business.

We depend on key information systems and third party service providers.

We depend on key information systems to accurately and efficiently transact our business, provide information to management and prepare financial reports. These systems and services are vulnerable to interruptions or other failures resulting from, among other things, natural disasters, terrorist attacks, software, equipment or telecommunications failures, processing errors, computer viruses, other security issues or supplier defaults. Security, backup and disaster recovery measures may not be adequate or implemented properly to avoid such disruptions or failures. Any disruption or failure of these systems or services could cause substantial errors, processing inefficiencies, security breaches, inability to use the systems or process transactions, loss of customers or other business disruptions, all of which could negatively affect our business and financial performance.

As cybersecurity attacks continue to evolve and increase, our information systems could also be penetrated or compromised by internal and external parties’ intent on extracting confidential information, disrupting business processes or corrupting information. These risks could arise from external parties or from acts or omissions of internal or service provider personnel. Such unauthorized access could disrupt our business and could result in the loss of assets, litigation, remediation costs, damage to our reputation and failure to retain or attract customers following such an event, which could adversely affect our business.

Regulatory Risks

The healthcare industry is heavily regulated. Our failure to comply with regulatory requirements could create liability for us, resulting in adverse publicity and negatively affecting our business.

The healthcare industry is heavily regulated and is constantly evolving due to the changing political, legislative, regulatory landscape and other factors. Many healthcare laws, are complex, and their application to specific services and relationships may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate or address the services that we provide. Further, healthcare laws differ from state to state and it is difficult to ensure that our business, products and services comply with evolving laws in all states. By way of example, certain federal and state laws forbid billing based on referrals between individuals or entities that have various financial, ownership, or other business relationships with healthcare providers. These laws vary widely from state to state, and one of the federal laws governing these relationships, known as the Stark Law, is very complex in its application. Similarly, many states have laws forbidding physicians from practicing medicine in partnership with non-physicians, such as business corporations, as well as laws or regulations forbidding splitting of physician fees with non-physicians or others. Other federal and state laws restrict assignment of claims for reimbursement from government-funded programs, the manner in which business service companies may handle payments for such claims and the methodology under which business services companies may be compensated for such services.

The Office of Inspector General (“OIG”) of the Department of Health and Human Services (“HHS”) has a longstanding concern that percentage-based billing arrangements may increase the risk of improper billing practices. In addition, certain states have adopted laws or regulations forbidding splitting of fees with non-physicians which may be interpreted to prevent business service providers, including medical billing providers, from using a percentage-based billing arrangement. The OIG and HHS recommend that medical billing companies develop and implement comprehensive compliance programs to mitigate this risk. While we have developed and implemented a comprehensive billing compliance program that we believe is consistent with these recommendations, our failure to ensure compliance with controlling legal requirements, accurately anticipate the application of these laws and regulations to our business and contracting model, or other failure to comply with regulatory requirements, could create liability for us, result in adverse publicity and negatively affect our business.

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In addition, federal and state legislatures and agencies periodically consider proposals to revise aspects of the healthcare industry or to revise or create additional statutory and regulatory requirements. For instance, the recent presidential election may pave the way for changes to the Affordable Care Act, the nature and scope of which are presently unknown. Similarly, certain computer software products are regulated as medical devices under the Federal Food, Drug, and Cosmetic Act. While the Food and Drug Administration (FDA) has sometimes chosen to disclaim authority to, or to refrain from actively regulating certain software products which are similar to our products, this area of medical device regulation remains in flux. We expect that the FDA will continue to be active in exploring legal regimes for regulating computer software intended for use in healthcare settings. Any additional regulation can be expected to impose additional overhead costs on us and should we fail to adequately meet these legal obligations, we could face potential regulatory action. Regulatory authorities such as the Centers for Medicare and Medicaid Services (CMS) may also impose functionality standards with regard to electronic prescribing technologies. If implemented, proposals like these could impact our operations, the use of our services and our ability to market new services, or could create unexpected liabilities for us. We cannot predict what changes to laws or regulations might be made in the future or how those changes could affect our business or our operating costs.

If we do not maintain the certification of our EHR solution pursuant to the HITECH Act, our business, financial condition and results of operations will be adversely affected.

The HITECH Act provides financial incentives for healthcare providers that demonstrate “meaningful use” of EHR and mandates use of health information technology systems that are certified according to technical standards developed under the supervision of the U.S. Department of Health and Human Services (HHS). The HITECH Act also imposes certain requirements upon governmental agencies to use, and requires healthcare providers, health plans, and insurers contracting with such agencies to use, systems that are certified according to such standards. Such standards and implementation specifications that are being developed under the HITECH Act includes named standards, architectures, and software schemes for the authentication and security of individually identifiable health information and the creation of common solutions across disparate entities.

The HITECH Act’s certification requirements affect our business because we have invested and continue to invest in conforming our products and services to these standards. HHS has developed certification programs for electronic health records and health information exchanges. Our web-based EHR solution has been certified as a complete EHR by ICSA Labs, a non-governmental, independent certifying body. We must ensure that our EHR solutions continue to be certified according to applicable HITECH Act technical standards so that our customers qualify for any “meaningful use” incentive payments and are not subject to penalties for non-compliance. Failure to maintain this certification under the HITECH Act could jeopardize our relationships with customers who are relying upon us to provide certified software, and will make our products and services less attractive to customers than the offerings of other EHR vendors who maintain certification of their products.

If a breach of our measures protecting personal data covered by HIPAA or the HITECH Act occurs, we may incur significant liabilities.

The Health Insurance Portability and Accountability Act of 1996, as amended (HIPAA), and the regulations that have been issued under it contain substantial restrictions and requirements with respect to the use, collection, storage and disclosure of individuals’ protected health information. Under HIPAA, covered entities must establish administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of electronic protected health information maintained or transmitted by them or by others on their behalf. In February 2009, HIPAA was amended by the HITECH Act to add provisions that impose certain of HIPAA’s privacy and security requirements directly upon business associates of covered entities. Under HIPAA and the HITECH Act, our customers are covered entities and we are a business associate of our customers as a result of our contractual obligations to perform certain services for those customers. The HITECH Act transferred enforcement authority of the security rule from CMS to the Office for Civil Rights of HHS, thereby consolidating authority over the privacy and security rules under a single office within HHS. Further, HITECH empowered state attorneys general to enforce HIPAA.

The HITECH Act heightened enforcement of privacy and security rules, indicating that the imposition of penalties will be more common in the future and such penalties will be more severe. For example, the HITECH Act requires that the HHS fully investigate all complaints if a preliminary investigation of the facts indicates a possible violation due to “willful neglect” and imposes penalties if such neglect is found. Further, where our liability as a business associate to our customers was previously merely contractual in nature, the HITECH Act now treats the breach of duty under an agreement by a business associate to carry the same liability as if the covered entity engaged in the breach. In other words, as a business associate, we are now directly responsible for complying with HIPAA. We may find ourselves subject to increased liability as a possible liable party and we may incur increased costs as we perform our obligations to our customers under our agreements with them.

Finally, regulations also require business associates to notify covered entities, who in turn must notify affected individuals and government authorities of data security breaches involving unsecured protected health information. We have performed an assessment of the potential risks and vulnerabilities to the confidentiality, integrity and availability of electronic health information. In response to this risk analysis, we implemented and maintain physical, technical and administrative safeguards intended to protect all personal data and have processes in place to assist us in complying with applicable laws and regulations regarding the protection of this data and properly responding to any security incidents. If we knowingly breach the HITECH Act’s requirements, we could be exposed to criminal liability. A breach of our safeguards and processes could expose us to civil penalties (up to $1.5 million for identical incidences) and the possibility of civil litigation.

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If we or our customers fail to comply with federal and state laws governing submission of false or fraudulent claims to government healthcare programs and financial relationships among healthcare providers, we or our customers may be subject to civil and criminal penalties or loss of eligibility to participate in government healthcare programs.

As a participant in the healthcare industry, our operations and relationships, and those of our customers, are regulated by a number of federal, state and local governmental entities. The impact of these regulations can adversely affect us even though we may not be directly regulated by specific healthcare laws and regulations. We must ensure that our products and services can be used by our customers in a manner that complies with those laws and regulations. Inability of our customers to do so could affect the marketability of our products and services or our compliance with our customer contracts, or even expose us to direct liability under the theory that we had assisted our customers in a violation of healthcare laws or regulations. A number of federal and state laws, including anti-kickback restrictions and laws prohibiting the submission of false or fraudulent claims, apply to healthcare providers and others that make, offer, seek or receive referrals or payments for products or services that may be paid for through any federal or state healthcare program and, in some instances, any private program. These laws are complex and their application to our specific services and relationships may not be clear and may be applied to our business in ways that we do not anticipate. Federal and state regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other healthcare reimbursement laws and rules. From time to time, participants in the healthcare industry receive inquiries or subpoenas to produce documents in connection with government investigations. We could be required to expend significant time and resources to comply with these requests, and the attention of our management team could be diverted by these efforts. The occurrence of any of these events could give our customers the right to terminate our contracts with us and result in significant harm to our business and financial condition.

These laws and regulations may change rapidly, and it is frequently unclear how they apply to our business. Any failure of our products or services to comply with these laws and regulations could result in substantial civil or criminal liability and could, among other things, adversely affect demand for our services, invalidate all or portions of some of our contracts with our customers, require us to change or terminate some portions of our business, require us to refund portions of our revenue, cause us to be disqualified from serving customers doing business with government payers, and give our customers the right to terminate our contracts with them, any one of which could have an adverse effect on our business.

Potential healthcare reform and new regulatory requirements placed on our products and services could increase our costs, delay or prevent our introduction of new products or services, and impair the function or value of our existing products and services.

Our products and services may be significantly impacted by healthcare reform initiatives and will be subject to increasing regulatory requirements, either of which could negatively impact our business in a multitude of ways. If substantive healthcare reform or applicable regulatory requirements are adopted, we may have to change or adapt our products and services to comply. Reform or changing regulatory requirements may also render our products or services obsolete or may block us from accomplishing our work or from developing new products or services. This may in turn impose additional costs upon us to adapt to the new operating environment or to further develop or modify our products and services. Such reforms may also make introduction of new products and service more costly or more time-consuming than we currently anticipate. These changes may also prevent our introduction of new products and services or make the continuation or maintenance of our existing products and services unprofitable or impossible.

Additional regulation of the disclosure of medical information outside the United States may adversely affect our operations and may increase our costs.

Federal or state governmental authorities may impose additional data security standards or additional privacy or other restrictions on the collection, use, transmission, and other disclosures of medical information. Legislation has been proposed at various times at both the federal and the state level that would limit, forbid, or regulate the use or transmission of medical information outside of the United States. Such legislation, if adopted, may render our use of our servers in offshore offices for work related to such data impracticable or substantially more expensive. Alternative processing of such information within the United States may involve substantial delay in implementation and increased cost.

Our services present the potential for embezzlement, identity theft, or other similar illegal behavior by our employees.

Among other things, our services from time to time involve handling mail from payers and payments from patients for our customers, and this mail frequently includes original checks and credit card information and occasionally includes currency. Where requested, we deposit payments and process credit card transactions from patients on behalf of customers and the forward these payments to the customers. Even in those cases in which we do not handle original documents or mail, our services also involve the use and disclosure of personal and business information that could be used to impersonate third parties or otherwise gain access to their data or funds. The manner in which we store and use certain financial information is governed by various federal and state laws. If any of our employees takes, converts, or misuses such funds, documents, or data, we could be liable for damages, subject to regulatory actions and penalties, and our business reputation could be damaged or destroyed. In addition, we could be perceived to have facilitated or participated in illegal misappropriation of funds, documents, or data and therefore be subject to civil or criminal liability.

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Use of Proceeds

We estimate that the net proceeds to us from the sale of our Series A Preferred Stock in this offering will be $5.3 million, based on the public offering price of $25.00 per share, after deducting placement agent fees and estimated offering expenses.

We plan to use a portion of the net proceeds from this offering to pay a portion of the Company’s outstanding balance due to Prudential, which was $5.0 million as of September 25, 2017 and will be paid subject to arriving at mutually agreeable payment terms with Prudential and in conformity with our bank covenants. We will use the remaining net proceeds for working capital and general corporate purposes to support our growth. We will also use the proceeds to pay the legal, accounting and other fees associated with this offering of approximately $140,000.

Other than the items specified above, we have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the discretion to allocate the proceeds as it determines. Furthermore, the amount and timing of our actual expenditures will depend on numerous factors, including the cash used in or generated by our operations, any partial payment of the amount past due to Prudential for the MediGain acquisition, the pace of the integration of acquired businesses, the level of our sales and marketing activities and the attractiveness of any additional acquisitions or investments.

While our obligation to Prudential is unsecured, the Series A Preferred Stock effectively ranks junior to the amounts owed to Prudential, and if we are forced to liquidate our assets to pay Prudential and our other creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding. See “Risk Factors - The Series A Preferred Stock ranks junior to all of our indebtedness and other liabilities” on page 10. Also, our inability to make the remaining payments due in the MediGain acquisition or renegotiate these payments would have a material adverse effect on our business. See “Risk Factors – Risks Related to Our Acquisition Strategy” on page 14.

Capitalization

Set forth below is our cash and capitalization as of June 30, 2017:

●	on an actual basis;

●	on a pro forma basis, reflecting the issuance of a total of 75,195 shares of Series A Preferred Stock offered by prospectus supplements filed on August 16, 2017, August 25, 2017 and August 30, 2107, with total net proceeds of approximately $1.6 million, after deducting placement agent fees and other offering expenses payable by us, and utilizing the net proceeds, plus a portion of our cash as of June 30, 2017, to repay the $3.2 million of term loans payable to Opus Bank which were outstanding as of June 30, 2017; and

●

on a pro forma as adjusted basis, reflecting the issuance of 240,000 shares of Series A Preferred Stock offered by this prospectus, at $25.00 per share, assuming net proceeds of approximately $5.3 million, after deducting placement agent fees and estimated offering expenses payable by us, and utilizing one half of the net proceeds to repay a portion of the Company’s outstanding balance due to Prudential.

The information below should be read in conjunction with our unaudited condensed consolidated financial statements for the six months ended June 30, 2017 and our audited consolidated financial statements for the year ended December 31, 2016, all of which are incorporated by reference in this prospectus. These financial statements should also be read with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and incorporated by reference in this prospectus.

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	As of June 30, 2017 (unaudited)
			Pro Forma As
	Actual	Pro Forma	Adjusted
	(in thousands, except share data)
Cash	$5,810	$4,220	$6,850
Debt, current portion	9,283	7,075	4,444
Long-term debt, net of current portion	603	155	155
Total debt	9,886	7,230	4,599
Shareholders' equity
Preferred stock, $0.001 par value, authorized 2,000,000 shares; issued and outstanding, 614,104 shares actual, 689,299 pro forma and 929,299 as adjusted	1	1	1
Common stock, $0.001 par value - authorized, 19,000,000 shares; issued, 12,192,226 shares actual, pro forma and as adjusted; outstanding, 11,451,427 actual, pro forma and as adjusted	12	12	12
Additional paid-in capital	34,685	36,288	41,549
Accumulated deficit	(22,346)	(22,884)	(22,884)
Accumulated other comprehensive loss	(407)	(407)	(407)
Less: 740,799 common shares held in treasury, at cost	(662)	(662)	(662)
Total shareholders' equity	11,283	12,348	17,609
Total capitalization	$21,169	$19,578	$22,208

The table above is based on 11,451,427 shares of common stock outstanding as of June 30, 2017, and excludes, as of such date:

●	119,165 shares of common stock reserved for issuance pursuant to grants under our Amended and Restated Equity Incentive Plan;

●	1,763,067 shares of common stock reserved for future issuance under our Amended and Restated Equity Incentive Plan; and

●	2,200,000 shares of common stock underlying existing warrants with an exercise price of $5.00 per share.

The table above is based on 614,104 shares of Series A Preferred Stock outstanding as of June 30, 2017, and excludes, as of such date:

●	67,000 shares of Series A Preferred Stock reserved for future issuance under our Amended and Restated Equity Incentive Plan.

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Unaudited Pro Forma Condensed Combined Financial Information

We prepared the following unaudited pro forma condensed combined financial statements by applying certain pro forma adjustments to the historical consolidated financial statements of Medical Transcription Billing, Corp. The pro forma adjustments give effect to the following transactions (the “Transactions.”):

●	Our acquisition of the assets and assumptions of certain liabilities of MediGain, LLC and its subsidiaries including Millennium Practice Management Associates, LLC, (“Millennium”) (collectively, “MediGain”) on October 3, 2016,
●	Our acquisition of the assets of WFS Services, Inc., (“WFS”) on July 1, 2016,
●	Our acquisition of the assets of Renaissance Medical Billing, LLC (“RMB”) on May 2, 2016, and
●	Our acquisition of the assets of Gulf Coast Billing Inc., (“GCB”) on February 15, 2016.

MediGain, WFS, RMB, and GCB are collectively referred to as the “Acquired Businesses.”

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 give effect to the Transactions as if each of them had occurred on January 1, 2016.

The pro forma condensed combined statement of operations includes adjustments for our acquisitions under Article 11 of Regulation S-X. The results of the Transactions are shown for the periods prior to their acquisition by MTBC.

We determined that the MediGain transaction involved the acquisition of a business, and considering the guidance in Rule 11-01(d) of Regulation S-X, each met the significance test of Rule 8-04 of Regulation S-X.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors. Accordingly, the actual adjustments that will appear in our consolidated financial statements will differ from these pro forma adjustments, and those differences may be material.

We account for our acquisitions using the acquisition method of accounting for business combinations under generally accepted accounting principles used in the United States (“GAAP”), with MTBC being considered the acquiring entity. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, net of liabilities, based on their estimated fair values as of the acquisition date. We estimate the amount of contingent consideration to be paid, if applicable, over the term of the agreement in determining the estimated purchase price. Adjustments to the contingent consideration are made during the term of the agreement and recorded as gain or loss in the Company’s Consolidated Statement of Operations.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

		January 1, 2016 to			MTBC +	Jan 1, 2016 to
		Feb 15, 2016	Apr 30, 2016	Jun 30, 2016	Previously Acquired	Oct 3, 2016	Pro Forma		Pro Forma
	MTBC	GCB	RMB	WFS	Subtotal	MediGain	Adjustments		Combined
	(in thousands, except per share data)
Net revenue	$24,493	$385	$339	$1,281	$26,498	$14,327	$-		$40,825
Operating expenses:
Direct operating costs	13,417	449	240	442	14,548	12,039	-		26,587
Selling and marketing	1,224	-	1	-	1,225	985	-		2,210
General and administrative	12,459	86	107	1,180	13,832	4,922	(1,043)	(1)	17,711
Research and development	901	-	-	-	901	-	-		901
Change in contingent consideration	(715)	-	-	-	(715)	-	-		(715)
Depreciation and amortization	5,108	-	-	-	5,108	1,515	(220)	(2)	6,403
Total operating expenses	32,394	535	348	1,622	34,899	19,461	(1,263)		53,097

Operating (loss) income	(7,901)	(150)	(9)	(341)	(8,401)	(5,134)	1,263		(12,272)

Interest (expense) income - net	(646)	(14)	-	2	(658)	(3,461)	-		(4,119)
Other (expense) income - net	(53)	-	-	-	(53)	19	-		(34)
(Loss) income before income taxes	(8,600)	(164)	(9)	(339)	(9,112)	(8,576)	1,263		(16,425)
Income tax provision	197	15	1	-	213	60	-	(3)	273
Net (loss) income	$(8,797)	$(179)	$(10)	$(339)	$(9,325)	$(8,636)	$1,263		$(16,698)

Preferred stock dividend	753	-	-	-	753	-	-		753
Net (loss) income attributable to common shareholders	$(9,550)	$(179)	$(10)	$(339)	$(10,078)	$(8,636)	$1,263		$(17,451)

Weighted-average common shares outstanding:
Basic and diluted	10,037								10,037
Loss per common share:
Basic and diluted loss per share	$(0.95)								$(1.74)

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

In connection with our acquisition of GCB, RMB and WFS, we entered into asset purchase agreements (“APAs”) which are materially similar, acquiring primarily the client relationships. The financials statements of GCB, RMB, and WFS were prepared under GAAP.

To effect the acquisition of MediGain, first, MTBC created a wholly owned subsidiary, MTBC Acquisition, Corp. (“MAC”), which purchased 100% of MediGain’s senior secured debt from Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company (“Prudential”). The debt was collateralized by substantially all of MediGain’s assets.

MAC entered into a strict foreclosure agreement with MediGain and Millennium transferring substantially all the assets (including accounts receivable, fixed assets, client relationships and the stock of MediGain’s offshore subsidiaries in India and Sri Lanka) to MAC in satisfaction of the outstanding obligations under the senior secured notes. As part of the agreement, MAC acquired the assets as well as certain liabilities expressly assumed, including approximately $650,000 of trade payables to a limited set of key vendors, approximately $500,000 of payroll and benefits obligations and pre-closing obligations accrued on the contracts assumed by MAC. In addition, MAC assumed a liability of approximately $106,000 based on the amount of revenues collected over the next 2 years for certain contracts. Cash in the U.S. was excluded from the acquired assets and retained by MediGain and Millennium.

The Company engaged a third-party valuation specialist to assist in valuing the assets acquired from GCB, RMB and MediGain. A similar purchase price allocation for WFS was performed by the Company, based on models used internally, using similar methodology to that employed by the third-party valuation specialist.

NOTES:

(1)	Expenses directly attributable to the transactions — The following are non-recurring transaction expenses for professional and other fees incurred by the Company and entities purchased during the year ended December 31, 2016 associated with the transactions.

Non-recurring transaction expenses associated with Acquired Businesses

	MTBC	GCB	RMB	WFS	MediGain	Total Expense
	(in thousands)
Year ended December 31, 2016	$512	$-	$-	$-	$531	$1,043

(2)	Amortization of Intangible Assets — We amortize intangible assets over their estimated useful lives. We based the estimated useful lives of acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We assigned these intangible assets a useful life of three years based upon a number of factors, including contractual agreements, consumer awareness and economic factors pertaining to the combined companies.

The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimated fair value of these intangible assets and/or the weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

The amortization of intangible assets of our acquisitions, shown below, assumes that the assets were acquired on January 1, 2016. Amortization is computed using the double declining balance method to reflect the expected economic benefit over the period associated with each statement of operations.

Amortization expense for the year ended December 31, 2016

	GCB	RMB	WFS	MediGain	Total Expense
	(in thousands)
Pro forma amortization expense for the period prior to acquisition	$46	$20	$40	$984	$1,090
As recorded in the historical financial statements	-	-	-	1,310	1,310
Pro forma adjustment	$46	$20	$40	$(326)	$(220)

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(3)	Provision (Benefit) for Income Tax — The income tax effects reflected in the pro forma adjustments are based on an estimated Federal statutory rate of 34%. We did not record a benefit for taxes for the year ended December 31, 2016 in the unaudited pro forma condensed combined statements of operations since the Company has a valuation allowance recorded against its Federal and state deferred tax assets as of December 31, 2016. The state tax effect was not considered material and has not been included in the amounts below. The following table details the pro forma adjustments to income taxes for the year ended December 31, 2016:

Provision (Benefit) for Income Taxes

				Previously Acquired		Pro Forma	Pro Forma Loss before Provision (Benefit) for Income
	GCB	RMB	WFS	Subtotal	MediGain	Adjustments	Taxes
	(in thousands)
Net loss before provision (benefit) for income taxes	$(164)	$(9)	$(339)	$(512)	$(8,576)	$1,263	$(7,825)
Estimated benefit at statutory income tax rate of 34%							(2,661)
Less provision for income taxes:
GCB							15
RMB							1
WFS							-
MediGain							60
Valuation allowance							2,585
Pro forma adjustment							$-

Supplemental Information

For MediGain and each of the other Acquired Businesses, we identified revenue from customers who cancelled their contracts prior to MTBC’s acquisition of such customers’ contracts. Such revenue is included in the pro forma condensed combined statement of operations, even though MTBC will not generate revenues from those customers.

Estimated revenue from customers who cancelled prior to our acquisition

	GCB	RMB	WFS	MediGain	Total
	(in thousands)
Year ended December 31, 2016	$32	$92	$471	$3,878	$4,473

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with GAAP, with adjusted EBITDA, a non-GAAP financial measure of earnings. Adjusted EBITDA represents the sum of GAAP net income (loss) before provision for (benefit from) income taxes, net interest expense, other expense (income), stock-based compensation expense, depreciation and amortization, integration and transaction costs, and changes in contingent consideration. Our management uses adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of our business model. We use this non-GAAP financial measure to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measure that is derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations which include large non-cash amortization of intangibles assets from acquisitions. Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

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The following table contains a reconciliation of GAAP net (loss) income to adjusted EBITDA for the year ended December 31, 2016:

Reconciliation of GAAP net (loss) income for the year ended

December 31, 2016 to Adjusted EBITDA

		January 1, 2016 to			MTBC +	Jan 1, 2016 to
		Feb 15, 2016	Apr 30, 2016	Jun 30, 2016	Previously”Acquired	Oct 3, 2016	Pro Forma	Pro Forma
	MTBC	GCB	RMB	WFS	Subtotal	MediGain	Adjustments	Combined

	(in thousands)
Net revenue	$24,493	$385	$339	$1,281	$26,498	$14,327	$-	$40,825

GAAP net (loss) income	$(8,797)	$(179)	$(10)	$(339)	$(9,325)	$(8,636)	$1,263	$(16,698)

Provision for income taxes	197	15	1	-	213	60	-	273
Interest (income) expense - net	646	14	-	(2)	658	3,461	-	4,119
Other expense (income) - net	53	-	-	-	53	(19)	-	34
Stock-based compensation expense	1,928	-	-	-	1,928	-	-	1,928
Depreciation and amortization	5,108	-	-	-	5,108	1,515	(220)	6,403
Integration and transaction costs (1)	975	-	-	-	975	1,082	(1,043)	1,014
Change in contingent consideration	(715)	-	-	-	(715)	-	-	(715)
Adjusted EBITDA	$(605)	$(150)	$(9)	$(341)	$(1,105)	$(2,537)	$-	$(3,642)

(1)	The integration and transaction costs for MTBC include severance amounts paid to employees from acquired businesses or transactions costs, such as brokerage fees, pre-acquisition accounting costs and legal fees, exit costs related to terminating leases and other contractual agreements, and other costs related to specific transactions. For MediGain, such amounts represent fees for temporary executive management who were retained to operate the business during the period before the transaction.

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Market Price of and Dividends on the Series A Preferred Stock

The Series A Preferred Stock is listed on the Nasdaq Capital Market under the symbol “MTBCP.”

The following table sets forth the high and low sales prices per share of the Series A Preferred Stock on the Nasdaq Capital Market, and the quarterly cash dividends per share of Series A Preferred Stock declared, in each case for the periods indicated.

	High	Low	Dividends
2017
First Quarter	$25.70	$25.00	$0.6875
Second Quarter	$27.80	$22.90	$0.6875
Third Quarter *	$27.30	$24.05	$0.6875
2016
First Quarter	$25.00	$24.37	$0.6875
Second Quarter	$40.03	$23.46	$0.6875
Third Quarter	$30.27	$24.29	$0.6875
Fourth Quarter	$27.25	$24.75	$0.6875
2015
Fourth Quarter	$31.76	$24.85	$0.4354

* Through and including September 25, 2017, on which date the last closing sale price reported on the Nasdaq Capital Market for the Series A Preferred Stock was $25.20 per share.

The Series A Preferred Stock was first issued in the Fourth Quarter of 2015.

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Description of our Capital Stock

General

The following description summarizes the most important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, certificate of designations of the Series A Preferred Stock, and amended and restated bylaws, copies of which have been incorporated by reference or filed as exhibits to the registration statement of which this prospectus is a part. For a complete description of our capital stock, you should refer to our amended and restated certificate of incorporation, certificate of designations of the Series A Preferred Stock, and amended and restated bylaws, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 19,000,000 shares of common stock, $0.001 par value per share, and 2,000,000 shares of preferred stock, $0.001 par value per share, of which 1,200,000 have been designated Series A Preferred Stock.

As of September 25, 2017, there were 11,527,257 shares of our common stock outstanding, 740,799 shares of Treasury Stock, 551,668 shares reserved for issuance pursuant to current grants under our Amended and Restated Equity Incentive Plan, and an additional 1,235,734 shares reserved for issuance for future grants under the Amended and Restated Equity Incentive Plan. There were 689,299 shares of Series A Preferred Stock outstanding, and 67,000 shares of Series A Preferred Stock reserved for issuance for future grants under the Amended and Restated Equity Incentive Plan. Our board of directors is authorized, without stockholder approval, except as required by the listing standards of NASDAQ and any applicable securities laws, to issue additional shares of our capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock will be entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of common stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. The directors will be elected by a plurality of the outstanding shares entitled to vote on the election of directors. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes until the third annual stockholder meeting following the date of our IPO, when the board of directors will be divided into two classes, with staggered two year terms, as set forth in more detail under the subsection titled “Classified Board” below.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock or other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

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Series A Preferred Stock

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series A Preferred Stock.

Dividend Rights

Holders of shares of the Series A Preferred Stock are entitled to receive cumulative cash dividends at the rate of 11% of the $25.00 per share liquidation preference per annum (equivalent to $2.75 per annum per share). Dividends on the Series A Preferred Stock shall be payable monthly on the 15th day of each month. Dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our board of directors. Any redemption of the Series A Preferred Stock by us will require payment of any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

Voting Rights

Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law. Whenever dividends on any shares of Series A Preferred Stock are in arrears for eighteen or more monthly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two and the holders of Series A Preferred Stock will be entitled to vote for the election of those two additional directors.

No Conversion Rights

The Series A Preferred Stock is not convertible into our common stock or any of our other securities.

No Preemptive or Similar Rights

No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Right to Receive Liquidation Distributions

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our capital stock we may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.

Exclusive Jurisdiction

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation, certificate of designations of the Series A Preferred Stock, or amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation, certificate of designations of the Series A Preferred Stock, or our amended and restated bylaws; or (v) any action asserting a claim against us governed by the internal affairs doctrine, in each such case, subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

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Anti-Takeover Provisions

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years of the date on which it is sought to be determined whether such person is an “interested stockholder,” did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

●	Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our Board is initially classified into three classes of directors through the third annual meeting of the stockholders following the date of our IPO. The initial term of the Class I directors expired on June 10, 2015, the date of our first annual stockholder meeting, at which time the director standing for reelection was elected for a three year term. The initial term of the Class II directors will expire on the second annual stockholders meeting following the date of our IPO, at which time the successors of the Class II directors will be elected for a three year term. The initial term of the Class III directors will expire on the third annual stockholders meeting following the date of our IPO, at which point the Class III directors will be divided as equally as possible into two groups, with one group being assigned to Class I and the other group being assigned to Class II. From that date forward, the Board will be classified into two classes of directors with staggered two year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide for advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

●	No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting. The directors shall be elected by a plurality of the outstanding shares entitled to vote on the election of directors.

●	Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause and with the affirmative vote of 50.1% of the outstanding shares entitled to cast their vote for the election of directors.

●	Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. Our Series A Preferred Stock has been and is being issued under this authority. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series A Preferred Stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

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Description of the Series A Preferred Stock

The description of certain terms of the 11% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) in this prospectus and the accompanying prospectus does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our amended and restated certificate of incorporation, the certificate of designations establishing the terms of our Series A Preferred Stock, as amended, our amended and restated bylaws and Delaware corporate law. Copies of our certificate of incorporation, certificate of designations, bylaws and all amendments thereto, are available from us upon request.

General

Pursuant to our amended and restated certificate of incorporation, as amended, we are currently authorized to designate and issue up to 2,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series and, subject to the limitations prescribed by our amended and restated certificate of incorporation and Delaware corporate law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our shareholders. As of September 25, 2017, we had 689,299 shares of the Series A Preferred Stock issued and outstanding, and an additional 510,701 authorized but unissued shares. Assuming all of the shares of Series A Preferred Stock offered hereunder are issued, we will have available for issuance 1,070,701 authorized but unissued shares of preferred stock. The Series A Preferred Stock offered hereby, when issued, delivered and paid for in accordance with the terms of our placement agent engagement agreement, will be fully paid and nonassessable. Our board of directors may, without the approval of holders of the Series A Preferred Stock or our common stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series A Preferred Stock or designate additional shares of the Series A Preferred Stock and authorize the issuance of such shares. Designation of preferred stock ranking senior to the Series A Preferred Stock will require approval of the holders of Series A Preferred Stock, as described below in “Voting Rights.”

The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Stock is VStock Transfer, LLC. The principal business address for VStock Transfer, LLC is 18 Lafayette Place, Woodmere, NY 11598.

Listing

Our Series A Preferred Stock trades on the Nasdaq Capital Market under the symbol “MTBCP.”

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series A Preferred Stock.

Ranking

The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(1)	senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;

(2)	on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

(3)	junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (please see the section entitled “Voting Rights” below); and

(4)	effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to any indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries.

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Dividends

Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Company legally available for the payment of dividends, cumulative cash dividends at the rate of 11% of the $25.00 per share liquidation preference per annum (equivalent to $2.75 per annum per share). Dividends on the Series A Preferred Stock shall be payable monthly on the 15th day of each month; provided that if any dividend payment date is not a business day, as defined in the certificate of designations, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months; however, the shares of Series A Preferred Stock offered hereby will be credited as having accrued dividends since the first day of the calendar month in which they are issued. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the last day of the calendar month, whether or not a business day, immediately preceding the month in which the applicable dividend payment date falls. As a result, holders of shares of Series A Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

No dividends on shares of Series A Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors—We may not be able to pay dividends on the Series A Preferred Stock” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series A Preferred Stock.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our board of directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

Future distributions on our common stock and preferred stock, including the Series A Preferred Stock will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.

Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Nor shall any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Also, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

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Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our shareholders, subject to the preferential rights of the holders of any class or series of our capital stock we may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

Redemption

The Series A Preferred Stock is not redeemable by us prior to November 4, 2020, except as described below under “—Special Optional Redemption.”

Optional Redemption. On and after November 4, 2020, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.

Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

A “Change of Control” is deemed to occur when, after November 4, 2015, the following have occurred and are continuing:

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act (other than Mahmud Haq, the chairman of our board of directors and our principal shareholder, any member of his immediate family, and any “person” or “group” under Section 13(d)(3) of the Exchange Act, that is controlled by Mr. Haq or any member of his immediate family, any beneficiary of the estate of Mr. Haq, or any trust, partnership, corporate or other entity controlled by any of the foregoing), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or Nasdaq.

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Redemption Procedures. In the event we elect to redeem Series A Preferred Stock, the notice of redemption will be mailed to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appear on our stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following:

●	the redemption date;

●	the number of shares of Series A Preferred Stock to be redeemed;

●	the redemption price;

●	the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price;

●	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

●	whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption”; and

●	if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control.

If less than all of the Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

Holders of Series A Preferred Stock to be redeemed shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

In connection with any redemption of Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series A Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

Subject to applicable law, we may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that we acquire may be retired and reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

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Voting Rights

Holders of the Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.

On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote. In instances described below where holders of Series A Preferred Stock vote with holders of any other class or series of our preferred stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends) represented by their respective shares.

Whenever dividends on any shares of Series A Preferred Stock are in arrears for eighteen or more monthly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series A Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors (the “preferred stock directors”) at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two preferred stock directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which case, such vote will be held at the earlier of the next annual or special meeting of shareholders), and at each subsequent annual meeting until all dividends accumulated on the Series A Preferred Stock for all past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, any preferred stock directors elected by holders of the Series A Preferred Stock shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. In no event shall the holders of Series A Preferred Stock be entitled under these voting rights to elect a preferred stock director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our capital stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of preferred stock directors elected by holders of the Series A Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of such directors) under these voting rights exceed two.

If a special meeting is not called by us within 30 days after request from the holders of Series A Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at our expense.

If, at any time when the voting rights conferred upon the Series A Preferred Stock are exercisable, any vacancy in the office of a preferred stock director shall occur, then such vacancy may be filled only by a written consent of the remaining preferred stock director, or if none remains in office, by vote of the holders of record of the outstanding Series A Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of the preferred stock directors. Any preferred stock director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which classes or series of preferred stock are entitled to vote as a class with the Series A Preferred Stock in the election of the preferred stock directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Stock and any such other classes or series of preferred stock, and may not be removed by the holders of the common stock.

So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter, repeal or replace our amended and restated certificate of incorporation, including by way of a merger, consolidation or otherwise in which we may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series A Preferred Stock of any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”). An increase in the amount of the authorized preferred stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed an Event and will not require us to obtain two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class).

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The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Except as expressly stated in the certificate of designations or as may be required by applicable law, the Series A Preferred Stock do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

No Conversion Rights

The Series A Preferred Stock is not convertible into our common stock or any other security.

No Preemptive Rights

No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

Change of Control

Provisions in our amended and restated certificate of incorporation and bylaws may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt, which is opposed by management and the board of directors.

Book-Entry Procedures

DTC acts as securities depository for our outstanding Series A Preferred Stock. With respect to the Series A Preferred Stock offered hereunder, we will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.

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DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the placement agents, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series A Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series A Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series A Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action that a holder is entitled to take under our amended and restated certificate of incorporation (including the certificate of designations designating the Series A Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series A Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series A Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series A Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series A Preferred Stock are made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

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According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s participants occurs in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

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Certain U.S. Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax considerations that may be applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the Series A Preferred Stock offered by this prospectus. This discussion only applies to purchasers who purchase and hold the Series A Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of the Series A Preferred Stock in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of the Series A Preferred Stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or a holder of the Series A Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding the Series A Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Series A Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Series A Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the Series A Preferred Stock.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of these securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes certain U.S. federal income tax considerations that may relate to the purchase, ownership and disposition of the Series A Preferred Stock by “U.S. holders.” You are a “U.S. holder” if you are a beneficial owner of Series A Preferred Stock and you are for U.S. federal income tax purposes;

-	an individual citizen or resident of the United States;
-	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
-	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
-	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Distributions in General. If distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. We do not, however, currently have significant current or accumulated earnings and profits. Any portion of a distribution that exceeds such earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series A Preferred Stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions.”

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Under current law, dividends received by individual holders of the Series A Preferred Stock will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual shareholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual shareholders with respect to Series A Preferred Stock that is held for 60 days or less during the 121 day period beginning on the date which is 60 days before the date on which the Series A Preferred Stock becomes ex-dividend (or where the dividend is attributable to a period or periods in excess of 366 days, Series A Preferred Stock that is held for 90 days or less during the 181 day period beginning on the date which is 90 days before the date on which the Series A Preferred Stock becomes ex-dividend). Also, if a dividend received by an individual shareholder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual shareholder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such shareholder’s holding period for the stock. In addition, dividends recognized by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. Individual shareholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporate shareholders generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends attributable to a period in excess of 366 days, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex-dividend date of the stock. Corporate shareholders of the Series A Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. If a corporate shareholder receives a dividend on the Series A Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the shareholder in certain instances must reduce its basis in the Series A Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate shareholder’s basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each domestic corporate holder of the Series A Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and the amount of any dividends received deduction and the application of Code Section 1059 to any dividends it may receive on the Series A Preferred Stock.

Constructive Distributions on Series A Preferred Stock. A distribution by a corporation of its stock deemed made with respect to its preferred stock is treated as a distribution of property to which Section 301 of the Code applies. If a corporation issues preferred stock that may be redeemed at a price higher than its issue price, the excess (a “redemption premium”) is treated under certain circumstances as a constructive distribution (or series of constructive distributions) of additional preferred stock. The constructive distribution of property equal to the redemption premium would accrue without regard to the holder’s method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of original issue discount (“OID”) pursuant to Treasury regulations under Sections 1271 through 1275 of the Code (the “OID Rules”). The constructive distributions of property would be treated for U.S. federal income tax purposes as actual distributions of the Series A Preferred Stock that would constitute a dividend, return of capital or capital gain to the holder of the stock in the same manner as cash distributions described under “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Distributions in General.” The application of principles similar to those applicable to debt instruments with OID to a redemption premium for the Series A Preferred Stock is uncertain.

We have the right to call the Series A Preferred Stock for redemption on or after November 4, 2020 (the “call option”), and have the option to redeem the Series A Preferred Stock upon any Change of Control (the “contingent call option”). The stated redemption price of the Series A Preferred Stock upon any redemption pursuant to our call option or contingent call option is equal to the liquidation preference of the Series A Preferred Stock (i.e., $25.00, plus accrued and unpaid dividends) and is payable in cash.

If the redemption price of the Series A Preferred Stock exceeds the issue price of the Series A Preferred Stock upon any redemption pursuant to our call option or contingent call option, the excess will be treated as a redemption premium that may result in certain circumstances in a constructive distribution or series of constructive distributions to U.S. holders of additional Series A Preferred Stock. The redemption price for the Series A Preferred Stock should be the liquidation preference of the Series A Preferred Stock. Assuming that the issue price of the Series A Preferred Stock is determined under principles similar to the OID Rules, the issue price for the Series A Preferred Stock should be the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the Series A Preferred Stock is sold.

A redemption premium for the Series A Preferred Stock should not result in constructive distributions to U.S. holders of the Series A Preferred Stock if the redemption premium is less than a de-minimis amount as determined under principles similar to the OID Rules. A redemption premium for the Series A Preferred Stock should be considered de-minimis if such premium is less than .0025 of the Series A Preferred Stock’s liquidation value of $25.00 at maturity, multiplied by the number of complete years to maturity. Because the determination under the OID Rules of a maturity date for the Series A Preferred Stock is unclear, the remainder of this discussion assumes that the Series A Preferred Stock is issued with a redemption premium greater than a de-minimis amount.

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The call option should not require constructive distributions of the redemption premium, if based on all of the facts and circumstances as of the issue date, a redemption pursuant to the call option is not more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of OID under the OID Rules. The fact that a redemption right is not within the safe harbor described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. We do not believe that a redemption pursuant to the call option should be treated as more likely than not to occur under the foregoing test. Accordingly, no U.S. holder of the Series A Preferred Stock should be required to recognize constructive distributions of the redemption premium because of our call option.

Disposition of Series A Preferred Stock, Including Redemptions. Upon any sale, exchange, redemption (except as discussed below) or other disposition of the Series A Preferred Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series A Preferred Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, gains recognized by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income.

A redemption of shares of the Series A Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder’s holding period for such Series A Preferred Stock exceeds one year) equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series A Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which will be subject to the rules discussed above in “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Distributions in General.” A payment made in redemption of Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, unless the redemption:

●	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

●	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

●	results in a “complete redemption” of a U.S. holder’s stock interest in the company under Section 302(b)(3) of the Code; or

●	is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of the Series A Preferred Stock and the common stock that the U.S. Holder actually owns, but also shares of stock that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the company, which will depend on the U.S. holder’s particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Distributions in General” apply.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A redemption will result in a “complete redemption” if either all of the shares of our stock actually and constructively owned by a U.S. holder are exchanged in the redemption or all of the shares of our stock actually owned by the U.S. holder are exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of shares of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of the Series A Preferred Stock generally will not qualify for this exception because the voting rights are limited as provided in the “Description of Series A Preferred Stock-Voting Rights.” For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is factual in nature, and has been interpreted under case law to include the termination of a business or line of business. Each U.S. holder of the Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or a payment in exchange for the Series A Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Distributions in General” apply. Under proposed Treasury regulations, if any amount received by a U.S. holder in redemption of Series A Preferred Stock is treated as a distribution with respect to such holder’s Series A Preferred Stock, but not as a dividend, such amount will be allocated to all shares of the Series A Preferred Stock held by such holder immediately before the redemption on a pro rata basis. The amount applied to each share will reduce such holder’s adjusted tax basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If such holder has different bases in shares of the Series A Preferred Stock, then the amount allocated could reduce a portion of the basis in certain shares while reducing all of the basis, and giving rise to taxable gain, in other shares. Thus, such holder could have gain even if such holder’s aggregate adjusted tax basis in all shares of the Series A Preferred Stock held exceeds the aggregate amount of such distribution.

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The proposed Treasury regulations permit the transfer of basis in the redeemed shares of the Series A Preferred Stock to the holder’s remaining, unredeemed Series A Preferred Stock (if any), but not to any other class of stock held, directly or indirectly, by the holder. Any unrecovered basis in the Series A Preferred Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations are ultimately finalized.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on the Series A Preferred Stock and to certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series A Preferred Stock and certain payments of proceeds on the sale or other disposition of the Series A Preferred Stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders

Subject to the qualifications set forth above under the caption “Certain U.S. Federal Income Tax Considerations,” the following discussion summarizes certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Series A Preferred Stock by certain “Non-U.S. holders.” You are a “Non-U.S. holder” if you are a beneficial owner of the Series A Preferred Stock and you are not a “U.S. holder.”

Distributions on the Series A Preferred Stock. If distributions are made with respect to the Series A Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. holder’s basis in the Series A Preferred Stock and, to the extent such portion exceeds the Non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Series A Preferred Stock, the tax treatment of which is discussed below under “Certain U.S. Federal Income Tax Considerations - Non-U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions.” In addition, if we are a U.S. real property holding corporation, i.e. a “USRPHC,” and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Certain U.S. Federal Income Tax Considerations - Non-U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions”), with a credit generally allowed against the Non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a Non-U.S. holder of the Series A Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) are not subject to the withholding tax, provided that certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. holder of the Series A Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Series A Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. A Non-U.S. holder of the Series A Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

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Disposition of Series A Preferred Stock, Including Redemptions. Any gain realized by a Non-U.S. holder on the disposition of the Series A Preferred Stock will not be subject to U.S. federal income or withholding tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States);

●	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

●	we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Non-U.S. holder owned directly or pursuant to attribution rules at any time during the five year period ending on the date of disposition more than 5% of the Series A Preferred Stock. This assumes that the Series A Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.

A Non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. holder were a United States person as defined under the Code. If a Non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Series A Preferred Stock, such a Non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. holder and the Non-U.S. holder’s adjusted tax basis in the Series A Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. holder’s holding period for the Series A Preferred Stock is longer than one year. A Non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and Non-corporate taxpayers. If a Non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series A Preferred Stock, a redemption of shares of the Series A Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a Non-U.S. holder generally will recognize long-term capital gain or loss, if the Non-U.S. holder’s holding period for such Series A Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the Non-U.S. holder’s adjusted tax basis in the Series A Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series A Preferred Stock, which generally will be subject to the rules discussed above in “Certain U.S. Federal Income Tax Considerations - Non-U.S. Holders: Distributions on the Series A Preferred Stock.” A payment made in redemption of the Series A Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series A Preferred Stock, in the same circumstances discussed above under “Certain U.S. Federal Income Tax Considerations - U.S. Holders: Disposition of Series A Preferred Stock, Including Redemptions.” Each Non-U.S. holder of the Series A Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Series A Preferred Stock will be treated as a dividend or as payment in exchange for the Series A Preferred Stock.

Information reporting and backup withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. holder the amount of dividends paid to such Non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty. A Non-U.S. holder will not be subject to backup withholding on dividends paid to such Non-U.S. holder as long as such Non-U.S. holder certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. holder is a United States person as defined under the Code), or such Non-U.S. holder otherwise establishes an exemption. Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of the Series A Preferred Stock unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”), generally impose a 30% withholding tax on dividends on Series A Preferred Stock paid on or after July 1, 2014 and the gross proceeds of a sale or other disposition of Series A Preferred Stock paid on or after January 1, 2017 to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such an entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the application of FATCA to them and whether it may be relevant to their purchase, ownership and disposition of Series A Preferred Stock.

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Plan of Distribution

Pursuant to a placement agency agreement we engaged H.C. Wainwright & Co., LLC to act as our exclusive lead placement agent in connection with this offering of our securities pursuant to this prospectus on a reasonable best efforts basis. Boenning & Scattergood, Inc. acts as co-placement agent in connection with this offering. The terms of this offering were subject to market conditions and negotiations between us, the placement agents and prospective investors. The placement agency agreement does not give rise to any commitment by the placement agents to purchase any of our securities, and the placement agents will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agents do not guarantee that they will be able to raise new capital in any prospective offering. The lead placement agent may engage sub-agents or selected dealers to assist with the offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about September 28, 2017.

We have agreed to pay the placement agents a total cash fee equal to 10% of the first $6 million of gross proceeds of this offering, plus 8% of the remaining gross proceeds. This fee will be distributed among the placement agents and any selected-dealers that the lead placement agent has retained to act on its behalf in connection with this offering. We will also pay the lead placement agent a management fee equal to 0.5% of the gross proceeds of this offering, a non-accountable expense allowance in the amount of $25,000 and a reimbursement for the lead placement agent’s legal fees and expenses in the amount of up to $50,000 and up to $10,000 in costs related to clearing and settlement of the shares of Series A Preferred Stock offered hereby.

The following table shows per-share and total cash placement agent fees we will pay to the placement agents in connection with the sale of the shares of Series A Preferred Stock pursuant to this prospectus assuming the purchase of all of the shares offered hereby:

Per-share placement agent fee	$2.50
Total placement agent fee	$600,000

Subject to the completion of this offering, we have also agreed to give the lead placement agent a twelve-month right of first refusal to act as our lead underwriter or placement agent for any further capital raising transactions undertaken by us and, in the event an offering is not completed during the term of the agreement, an eighteen-month tail fee equal to the compensation which would have been received in this offering if any investor who was introduced to us by the lead placement agent provides us with further capital during such eighteen-month period following the expiration or termination of our engagement.

We have agreed to indemnify the placement agent and specified other persons against some civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

The placement agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the placement agents would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of Series A Preferred Stock by the placement agents acting as principal. Under these rules and regulations, the placement agents:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

From time to time, the placement agents have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agents for any further services.

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The lead placement agent in this offering served as our placement agent in a registered direct placement we consummated in May 2017 and in a public offering of our Series A Preferred Stock pursuant to a registration statement on Form S-1 consummated in June 2017 and two take downs off our “shelf” registration statement on Form S-3 consummated in August and September 2017, for which it received compensation. In addition, the lead placement agent will receive compensation of 3% of the gross proceeds we raised pursuant to a prospectus supplement dated August 15, 2017. The co-placement agent in this offering served as our underwriter in an underwritten public offering consummated in July 2016, our joint book-running manager in an underwritten public offering consummated in November 2015, and our co-placement agent in a public offering of our Series A Preferred Stock pursuant to a registration statement on Form S-1 consummated in June 2017, pursuant to which it received compensation.

Legal Matters

The validity of the Series A Preferred Stock offered hereby and other certain legal matters will be passed upon for us by Mazzeo Song P.C. We have filed a copy of this opinion as an exhibit to the registration statement in which this prospectus is included. Sichenzia Ross Ference Kesner LLP is representing the placement agents in this offering.

Experts

The consolidated financial statements of Medical Transcription Billing, Corp. and subsidiaries as of and for the years ended December 31, 2015 and 2016 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of MediGain, LLC and subsidiaries as of December 31, 2014 and 2015 and for the years then ended referred to in this prospectus have been incorporated by reference into this prospectus in reliance upon the report of Montgomery Coscia Greilich LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

This prospectus constitutes a part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act with respect to our Series A Preferred Stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement, as allowed by the rules and regulations of the SEC. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the Series A Preferred Stock offered by this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described below. Statements contained or incorporated by reference in this prospectus concerning the provisions of certain documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We maintain an Internet website at www.mtbc.com. All of our reports filed with the SEC (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

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Incorporation of Information by Reference

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date that the offering of the securities by means of this prospectus is completed or terminated, including all such documents we may file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01, including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01):

●	our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 31, 2017;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 10, 2017, and for the quarter ended June 30, 2017 filed with the SEC on August 3, 2017;

●	our Current Reports on Form 8-K, filed with the SEC on each of December 1, 2016, January 6, 2017, January 24, 2017, March 20, 2017, April 14, 2017, May 11, 2017, May 12, 2017, May 16, 2017, May 17, 2017, June 20, 2017, August 18, 2017 August 28, 2017, September 6, 2017 and September 11, 2017;

●	our Definitive Proxy Statement on Schedule DEF 14A filed with the SEC on April 14, 2017; and

●	the description of our Series A Preferred Stock contained in our Registration Statement on Form 8-A/A filed with the SEC on October 19, 2015.

Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference into this prospectus, without charge, by written or oral request directed to MTBC, 7 Clyde Road, Somerset, New Jersey, 08873, by telephone at (732) 873-5133, x133, by e-mail to bkorn@mtbc.com, or from the SEC through the SEC’s Internet website at the address provided under “Where You Can Find More Information.” Documents incorporated by reference into this prospectus are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our directors and officers are indemnified as provided by Section 145 of the General Corporation Law of Delaware and our amended and restated bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Medical Transcription Billing, Corp.

240,000 Shares of 11% Series A Cumulative Redeemable Perpetual Preferred Stock

$25.00 per Share

Liquidation Preference $25.00 per Share

PROSPECTUS

Lead Placement Agent

H.C. Wainwright & Co.

Co-Placement Agent

Boenning & Scattergood, Inc.

September 25, 2017